Exhibit 10.25
CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
BETWEEN
HUMAN GENOME SCIENCES, INC.
AND
GLAXO GROUP LIMITED

     THIS CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT is made effective as of the 1st day of August, 2006 (“Effective Date”) by and between Human Genome Sciences, Inc., a Delaware corporation having its principal place of business at 14200 Shady Grove Road, Rockville, Maryland 20850 (“HGS”) and Glaxo Group Limited, a company organized under the laws of England and Wales with its principal place of business at GlaxoWellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”). HGS and GSK shall be referred to herein collectively as “Parties” and individually as a “Party.”
RECITALS
WHEREAS, pursuant to the SB/HGS License Agreement entered into on June 28, 1996 by and among HGS, SmithKline Beecham Corporation (“SB Corp.”) and SmithKline Beecham p.l.c. (“SB PLC”), SB Corp. and SB PLC retained an option to co-develop and commercialize certain HGS products.
WHEREAS, SB Corp. and SB PLC have assigned its rights related to such option under the SB/HGS License Agreement to GSK.
WHEREAS, HGS has developed a compound know as belimumab, a human monoclonal antibody that neutralizes BLyS, B-lymphocyte stimulator.
WHEREAS, pursuant to the rights under the June 28, 1996 SB/HGS License Agreement which were assigned to GSK, GSK has exercised its option to co-develop and co-promote belimumab.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HGS and GSK hereby agree to be legally bound as follows:
ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:
1.1 “Active Period” shall mean the period commencing upon the First Commercial Sale of a Collaboration Product and expiring on the later to occur of (i) the expiration of the last Valid Claim of HGS Existing Patent Rights claiming Collaboration Product sold in the Territory or (ii) ten (10) years after the First Commercial Sale of the Collaboration Product by HGS or GSK in the Territory.
1.2 “Additional Indications” shall mean any indication except the Lead Indication and Minor Indications.
1.3 “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject administered Collaboration Product which does not necessarily have to have a causal relationship with this administration. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of Collaboration Product, whether or not considered related to Collaboration Product. Notwithstanding the above, all spontaneously reported Adverse Events involving Collaboration Product sold as a marketed product should be considered Adverse Drug Reactions (implied causal relationship) for regulatory reporting purposes.
1.4 “Affiliate” shall mean any corporation, firm, partnership or other legal entity, which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A party shall be deemed to “control” another entity if it (a) owns at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity or (b) has the power by contract or otherwise to vote on or direct the management and policies of the entity.
1.5 “All Other Countries” shall mean all countries of the world other than the United States, Japan and those countries in the European Union.

1.6 “Alliance Manager” shall have the meaning set forth in Section 3.7.
1.7 “belimumab” shall mean the human monoclonal antibody that neutralizes BLyS with the sequence listed in Appendix E.
1.8 “BLyS” shall mean B-lymphocyte stimulator.
1.9 “Calendar Quarter” shall mean each of the four successive three calendar month periods in a Calendar Year.
1.10 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.
1.11 “Call” shall mean a personal visit by a Sales Representative to a member of the Target Audience legally permitted to prescribe prescription drugs during which such Sales Representative Details a Collaboration Product. The Parties may, by mutual agreement, designate additional types of Calls.
1.12 “Claims” shall have the meaning set forth in Section 14.1.
1.13 “Clinical Studies” shall mean Phase I Clinical Studies, Phase II Clinical Studies, and/or Phase III Clinical Studies.
1.14 “Clinical Supplies” shall mean supplies of Collaboration Product for pre-clinical and/or Clinical Studies for the Territory.
1.15 “Collaboration Product” shall mean any product incorporating belimumab, or a derivative, fragment, or modification thereof which retains neutralizing activity against BLyS, for any indication, in all dosage forms, delivery systems, formulations, presentations, line extensions and package configurations thereof. “Collaboration Product” shall include combination products incorporating belimumab as the therapeutically active ingredient.

1.16 “Collaboration Technology” shall mean HGS Existing Patent Rights, HGS Existing Know-How, GSK Arising Patent Rights, GSK Arising Know-How, HGS Arising Patent Rights, HGS Arising Know-How, Joint Arising Patent Rights and Joint Arising Know-How.
1.17 “Commercial Supplies” shall mean supplies of Collaboration Product for commercial sale in the Territory.
1.18 “Commercialization” shall mean all activities regarding the sale, distribution, Co-Promotion and Detailing of a Collaboration Product, and any pre-marketing or post-marketing studies (other than Phase I, Phase II or Phase III Clinical Studies) conducted to obtain or maintain all Regulatory Approvals, including market research and pharmaco-economic research. When used as a verb, “Commercialize” shall mean to make, have made, use, sell, offer to sell or import Collaboration Product.
1.19 “Committee” shall mean any of the JSC, JDC, GJMC, RJMC or JMC.
1.20 “Confidential Information” shall mean all technical and scientific know-how and information, pre-clinical and Clinical Studies results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral representations of data, specifications, assembly procedures, schematics and other valuable information of whatever nature and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement.
1.21 “Control” shall mean possession of the ability to grant licenses or sublicenses to intellectual property as contemplated by this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.22 “Co-Promotion” shall mean those marketing and promotional activities, other than Detailing, undertaken by GSK or HGS to implement the Marketing Plans and strategies with respect to a Collaboration Product under a single Product Trademark, where permitted, wherein only one Party sells the Collaboration Product. When used as a verb, “Co-Promote” shall mean to engage in such activities.
1.23 “Cost of Goods” or “CoGs” shall mean the fully allocated cost of Manufacturing Commercial Supplies of Collaboration Product, as such costs are specifically allocated to such Collaboration Product and as computed in accordance with U.S. generally accepted accounting principles (“GAAP”), including, without limitation, the following:
     (a) Materials cost, which means the price paid for raw material, intermediates, components and finished goods which are purchased from outside vendors as well as any freight and duty where applicable;
     (b) Direct labor costs, which means the allocable employment cost of all personnel engaged in the Manufacture of the Collaboration Product including, without limitation, salary and employee benefits within the relevant manufacturing operating unit wherein allocable employment costs shall mean only those direct labor costs applied to the actual Manufacture of the Collaboration Product;
     (c) Direct costs and factory overhead costs, which means the cost of specific activities that are provided by support functions either on or off-site, provided they are directly related to the Manufacture or packaging of Collaboration Product and not a general overhead allocation or charge. Overhead costs include, but are not limited to, expenses associated with quality assurance testing, quality compliance, stability testing, batch review, equipment maintenance costs, manufacturing utilities, waste removal, storage, transportation, insurance for the factory, its contents or other directly related items, factory management and factory administrative expenses, factory facilities costs which shall include lease payments made by HGS, environmental engineering and property taxes. These expenses shall be reasonably allocated to the Manufacture of Collaboration Product on a pro rata basis based on the allocation methodology appropriate at the Manufacturing site. Such expenses shall exclude costs relating to available capacity which is not used in or reserved for the Manufacture of the Collaboration Product.

     (d) Depreciation costs, which represent the annual amortization of original purchase costs reasonably allocated to the Manufacture of Collaboration Product on a pro rata basis based on the allocation methodology appropriate at the Manufacturing site over the useful life of the asset, and
     (e) the out-of-pocket costs of freight and tariffs and other expenses associated with transporting Collaboration Product from the source of manufacture to a distribution center, inclusive of any interim points of delivery, but excluding (i) any such costs which are separately invoiced to a customer, and (ii) FTEs involved in the management of supply chain logistics.
     For the sake of clarity, if a cost is an addition to the COGs calculation herein, such cost shall not also be accounted for as a deduction in the Net Sales calculation and vice versa. Notwithstanding the foregoing, HGS shall not be entitled to include as COGS those overhead and depreciation costs referenced in (c) and (d) above that were incurred prior to the Effective Date and that are solely attributable to reserved capacity. After the Effective Date, HGS shall use reasonable efforts to mitigate costs attributable to reserved capacity by utilizing such reserved capacity until such time as it is needed.
1.24 “Costs” shall have the meaning set forth in Section 14.1.
1.25 “CTA” shall mean a clinical trial application filed in accordance with ICH guidelines.
1.26 “Current Good Manufacturing Practices” or “cGMPs” shall mean all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products. For purposes of this Agreement, cGMPs shall mean the principles (i) detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210 and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products as each may be amended from time to time or (ii) promulgated by any Governmental Authority having jurisdiction over the manufacture of the Collaboration Product, in the form of Laws, (iii) promulgated by any Governmental Authority having jurisdiction over the manufacture of the Collaboration Product, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products and subject to any arrangements, additions or clarifications agreed to from time to time by the Parties in the Quality Agreement to be negotiated pursuant to Article 9.
1.27 “Detail” or “Detailing” shall mean, a Primary Detail or a Secondary Detail. When used as a verb, Detail shall mean to engage in the activities set forth herein. For the avoidance of doubt, discussions at conventions shall not constitute “Details” or “Detailing”.
1.28 “Detail Requirements” shall have the meaning set forth in Section 5.5.2.
1.29 “Development” shall mean all activities relating to the research and development of a Collaboration Product as approved by the JDC, including, but not limited to, the conduct of all pre-clinical and Clinical Studies and the submission of all Regulatory Applications for all Regulatory Approvals necessary for the manufacture, sale, marketing, and distribution of a Collaboration Product. When used as a verb, “Develop” shall mean to engage in such activities.
1.30 “Development Expenses” shall mean, the FTE costs and direct out-of-pocket cash costs recorded as an expense in accordance with GAAP by or on behalf of a Party or any of its Affiliates after June 30, 2006, related to the Development of the Lead Indication, Minor Indications and Additional Indications that are specifically identifiable or reasonably allocable to the Development of a Collaboration Product, which Development activities are set forth in the approved Development Plan or otherwise approved in advance by the Joint Development Committee or Joint Steering Committee in accordance with Section 3.2.5. Subject to the foregoing, Development Expenses shall include such costs in connection with the following activities:
     (a) pre-clinical activity costs such as toxicology and formulation development, test method development, stability testing, quality assurance, quality control development and statistical analysis;
     (b) clinical costs, except for costs associated with Phase IV Clinical Studies;
     (c) regulatory expenses relating to the conduct of Clinical Studies, wherever performed, for a Collaboration Product;

     (d) Manufacturing Clinical Supplies of Collaboration Product for use in Clinical Studies and any pre-clinical activities in support thereof;
     (e) The Manufacture, purchase or packaging of comparators or placebo for use in Clinical Studies (with the Manufacturing costs for comparators or placebo to be determined in the same manner as Manufacturing costs are determined for Clinical Supplies of any Collaboration Product);
     (f) Direct costs and expenses of disposal of Clinical Supplies of Collaboration Product and other supplies used in such Clinical Studies and pre-clinical activities, and
     (g) Development of the Manufacturing process for Commercial Supplies of a Collaboration Product, scale-up, Manufacturing process validation, Manufacturing improvements and qualification and validation of Third Party contract manufacturers..
1.31 “Development Plan” shall mean the plan for the Collaboration Product designed to achieve the Development for such Collaboration Product for the Lead Indication as well as Minor Indications and Additional Indications, including, without limitation, the budget and nature, number and schedule of Development activities.
1.32 “Diligent Efforts” shall mean, with respect to the research, development, manufacture or commercialization of a Collaboration Product, efforts and resources that would be used by a Party consistent with its normal business practices for a similar product, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industries for a company similar in size and scope to that Party with respect to such activity, subject always to the requirement to take into account, without limitation, matters such as efficacy and safety profile of any such product, the development stage of the product, the commercial potential of the product, the degree of technical complexity and the scientific characteristics of the product, the competitiveness of alternative products that are in the marketplace or under development, and the patent and other intellectual property and proprietary position of any product. Diligent Efforts requires that: (i) each Party promptly assigns responsibility for such obligations to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (ii) each Party sets and consistently seeks to achieve the objectives assigned to such party as set forth in the Development Plan, and (iii) each Party consistently makes and implements decisions and allocates resources designed to meet such objectives. For avoidance of doubt, Diligent Efforts as applied through this Agreement is to be applied to a Party with respect to how that Party would progress a similar product in that Party’s own pipeline.
1.33 “Dispute Detailing Audit Data” shall mean the absolute number of Details performed by a Party’s Sales Representatives for a given Calendar Year, as reflected in the Personal Selling Audit and Hospital Personal Selling Audit of Scott-Levin Associated or IMS America. In the event the Personal Selling Audit or Hospital Personal Selling Audit for any given period or periods does not report details for the physician specialties which correspond to the Target Audience, the Parties shall mutually agree upon an alternative methodology to verify the internal Detailing records of a Party.
1.34 “Distribution Costs” shall mean the supply price paid by GSK to HGS for supplies of Collaboration Product to be distributed by GSK as set forth in Article 9 herein and the supply and distribution agreement and quality agreement to be negotiated pursuant to Article 9, as well as all costs associated with order entry, billing, credit, collection, handling, storage, importation and distribution of the Collaboration Product in the Territory while in GSK’s possession (such costs to be calculated as a percentage of Net Sales, such percentage to be agreed by the GJMC pursuant to Section 3.3.1(ii) and to be reconciled and adjusted periodically thereafter), whether Collaboration Product is owned by GSK or HGS, including without limitation costs of the vials necessary for quality control testing, brokerage costs, and transportation costs.
1.35 “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.36 “Field” shall mean all human therapeutic, diagnostic, palliative and prophylactic indications.
1.37 “First Commercial Sale” shall mean the date on which Collaboration Product is first shipped to wholesalers and retailers by GSK in commercial quantities from its distribution centers for commercial sale to a Third Party in any country after receipt of Marketing

Authorization Approval for such Collaboration Product in such country. Sales for test marketing, sampling and promotional uses or Clinical Studies or research purposes or compassionate uses will not be considered a First Commercial Sale.
1.38 “FTE” shall mean full-time equivalent employment.
1.39 “FTE Cost” shall mean, unless otherwise agreed to by the Parties, the specific dollar amount agreed upon by the Parties hereto for each FTE, where the number of and rate for the FTEs shall be determined by the appropriate Committee.
1.40 “GJMC” shall mean the Global Joint Marketing Committee, as further defined in Section 3.3.1.
1.41 “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any government or of any federal, state, county, city or other political subdivision, domestic or foreign, including Regulatory Authorities.
1.42 “GSK Arising Know-How” shall mean any inventions, discoveries, information, data and know-how, whether or not patentable, pertaining to improvements, modifications, and adaptations to any part of the Collaboration Technology which is developed during the term of and pursuant to this Agreement by or on behalf of GSK.
1.43 “GSK Arising Patent Rights” shall mean rights under any patents or patent applications which are owned or Controlled by GSK, and any and all substitutions, continuations, divisionals, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions including supplementary protection certificates, foreign equivalents or counterparts, and other filings thereof, containing claims that specifically cover patentable GSK Arising Know-How.
1.44 “GSK Indemnitee” shall have the meaning set forth in Section 14.2.

1.45 “HGS Arising Know-How” shall mean any inventions, discoveries, information, data or know-how, whether or not patentable, pertaining to improvements, modifications, and adaptations to any part of the Collaboration Technology which is developed during the term of this Agreement by or on behalf of HGS pursuant to this Agreement.
1.46 “HGS Arising Patent Rights” shall mean rights under any patent or patent applications owned or Controlled by HGS, and any and all substitutions, continuations, divisions, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions including supplementary protection certificates, foreign equivalents or counterparts, and other filings thereof, containing claims that specifically cover patentable HGS Arising Know-How.
1.47 “HGS Existing Know-How” shall mean any inventions, discoveries, information, data or know-how, whether or not patentable, specifically relating to the research, development, registration, marketing, use, sale or Commercialization of Collaboration Product, which were developed by or on behalf of HGS or were in HGS’ possession or Control through a license or otherwise prior to the Effective Date.
1.48 “HGS Existing Patent Rights” shall mean rights under any patents or patent applications specifically related to belimumab or Collaboration Product which are owned or Controlled by HGS as of the Effective Date and which are listed in Appendix A attached hereto and incorporated herein by reference. Collaboration Patent Rights shall also include all United States and foreign patents with claims entitled to the priorities of any of the patent applications and patents listed in Appendix A, including any continuation, continuation-in-part or divisional applications thereof.
1.49 “HGS Indemnitee” shall have the meaning set forth in Section 14.1.
1.50 “Housemarks” shall mean the names of a Party or its Affiliate, or variations of the names, and all related logotypes and symbols used by a Party in connection with its products.

1.51 “Internal Detailing Report” shall have the meaning set forth in Section 5.5.3.
1.52 “JDC” shall mean the Joint Development Committee, as further defined in Section 3.2.
1.53 “JMC” shall mean the Joint Manufacturing Committee, as further defined in Section 3.4.
1.54 “JSC” shall mean the Joint Steering Committee, as further defined in Section 3.1.
1.55 “Joint Arising Know-How” shall mean any inventions, discoveries, information, data and know-how, whether or not patentable, pertaining to improvements, modifications, and adaptations to any part of the Collaboration Technology which is developed during the term of this Agreement by or on behalf of HGS and GSK jointly.
1.56 “Joint Arising Patent Rights” shall mean rights under any patents or patent applications owned or Controlled jointly by the Parties, and any and all substitutions, continuations, divisionals, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions including supplementary protection certificates, foreign equivalents or counterparts, and other filings thereof, containing claims that specifically cover patentable Joint Arising Know-How.
1.57 “Laws” shall mean all laws, statutes, rules, regulations, ordinance, guidances and other pronouncements having the effect of law of any government or Governmental Authority.
1.58 “Lead Indication” shall mean the indication of SLE.
1.59 “Losses” shall mean any and all damages, fines, fees, penalties, judgments, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

1.60 “Manufacture” or “Manufacturing” shall mean all activities directly related to the manufacture of Clinical Supplies and Commercial Supplies of the Collaboration Product, including, without limitation, the planning, purchasing, manufacture, transportation, processing, compounding, quality assurance testing, quality control, regulatory compliance, storage and maintenance of cell banks, manufacture and testing of future cell banks, waste disposal, sample retention, formulation, stability testing, storage, filling, packaging, labeling, leafleting, release and dispatch and such other matters in each case as specifically applicable to the relevant Collaboration Product.
1.61 “Marketing Approval Application” or “MAA” shall mean, with respect to any country outside the United States, any application submitted to the relevant Regulatory Authorities seeking authorization to market a Collaboration Product in the Territory.
1.62 “Marketing Expenses” shall mean, excluding any Development Expenses, all external costs and expenses incurred (i.e., paid or accrued) by a Party, whether incurred by HGS or its Affiliates, or GSK or its Affiliates, to the extent provided for in an approved Marketing Plan or otherwise approved in advance by the RJMC or the Joint Steering Committee, and solely to the extent related to Collaboration Products, for Commercialization in connection with: marketing, advertising, sampling and promoting a Collaboration Product, including without limitation costs associated with Phase IV Clinical Studies, development of training plans, educational expenses, programs in any format that are related to patient education, physician education and disease management, including speakers’ programs and symposia, and joint marketing and sales meetings; primary and secondary market research; and Promotional Materials; and Samples. For clarity, Marketing Expenses shall include sales force FTE Costs. For the sake of clarity, internal marketing personnel expenses shall not be included in this definition.
1.63 “Marketing Plan” shall mean for the Collaboration Product a plan and budget for the promotion and marketing of the Collaboration Products as developed by the RJMC and approved by the GJMC.

1.64 “Minor Indications” shall mean those minor indications [***] that are agreed by the JDC to be supportive of and/or incremental to the Development and Commercialization of the Lead Indication, [***].
1.65 “NDA” shall mean, with respect to the United States, a New Drug Application or Biologics License Application (or their equivalent) filed with the United States Food and Drug Administration seeking authorization to market a Collaboration Product in the United States.
1.66 “Net Profit” shall mean Net Sales in a given country or region minus the Cost of Goods (except for Cost of Goods for which GSK reimburses HGS pursuant to Section 9.2.2) and Distribution Costs of Collaboration Product in such country minus any Third Party royalties paid by either HGS or GSK on such Net Sales in such country.
1.67 “Net Sales” shall mean the gross amount invoiced by a Party, its Affiliates, or sublicensees for sales, transfer or disposition to independent, unrelated Third Parties of a Collaboration Product (such Collaboration Product being in the final form intended for use by the end user), during such time period (including the fair market value of all other consideration received for the sale, transfer or other disposition of a Collaboration Product by a Party, its Affiliates, or sublicensees, whether such consideration is in cash, payments in kind, exchange or other forms), exclusive of (i) inter-company transfers or sales to or from its Affiliates or sublicensees, (ii) transfers of samples of the Collaboration Product such as for physician samples and indigent patient and similar programs (including registration samples), and (iii) transfers of the Collaboration Product for use in post-launch Clinical Studies, less the Permitted Deductions. The Permitted Deductions shall include only the following, to the extent each is actually incurred and is not otherwise recovered by or reimbursed to GSK or HGS, its Affiliates, or sublicensees (which are to be determined under generally accepted accounting principles (“GAAP”) in the United States) and does not exceed the reasonable and customary amount for such item in the market in which the sale occurred:
     (a) trade, cash and quantity discounts or rebates on any Collaboration Products;
     (b) credits, allowances, rebates or chargebacks given or made to a customer for retroactive price reductions (including rebates similar to Medicaid);

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     (c) sales taxes, excise taxes and duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, imposed upon the importation, use or sale of a Collaboration Product;
     (d) charges for freight and insurance directly related to the distribution of the Collaboration Products (to the extent not paid by the Third Party customer); and
     (e) The lesser of (i) [***] of the aggregate gross amount billed or invoiced on sales of Collaboration Product in the relevant country or (ii) the actual amount of any write-offs for bad debt relating to such sales.
The provisions of (a) through (e) above shall be adjusted periodically as necessary to reflect amounts actually incurred.
1.68 “PDMA” shall mean the U.S. Federal Food, Drug and Cosmetics Act of 1938, as amended, and the Prescription Drug Marketing Act of 1987, as amended.
1.69 “Phase I Clinical Study” shall mean a human clinical study in any country conducted in accordance with good clinical practices (“GCPs”) in a small number of healthy volunteers or patients designed or intended to establish an initial safety profile, pharmacodynamics or pharmacokinetics of product, or that would otherwise satisfy the requirements of 21 CFR §312.21(a) or any successor regulation thereto or foreign equivalents.
1.70 “Phase II Clinical Study” shall mean a human clinical study in any country that is conducted in accordance with GCPs and is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study, or that would otherwise satisfy the requirements of 21 CFR §312.21(b) or any successor regulation thereto or foreign equivalents.
1.71 “Phase III Clinical Study” shall mean a human clinical study in any country that is conducted in accordance with GCPs and the results of which could be used as pivotal to establish safety and efficacy of a product as a basis for a marketing approval application submitted to the FDA or the appropriate regulatory authority of such other country, or that would otherwise

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

satisfy the requirements of 21 CFR §312.21(c), or any successor regulation thereto or foreign equivalents.
1.72 “Phase IV Clinical Study” shall mean human clinical studies that are supportive of post-launch activities, including Commercialization and Co-Promotion of Collaboration Product.
1.73 “Primary Detail” shall mean a face-to-face presentation by a Sales Representative with the Target Audience in which Collaboration Product is either the only pharmaceutical product which is presented or is given a majority of the emphasis during the presentation in which other pharmaceutical products are also discussed.
1.74 “Product Labeling” shall mean all labels and other written, printed, or graphic matter upon (a) any container or wrapper utilized with Collaboration Product during the Active Period and Tail Period in the Territory or (b) any written material accompanying any container or wrapper utilized with the Collaboration Product during the Active Period and Tail Period, including, package inserts.
1.75 “Product Trademarks” shall mean all trademarks, other than Housemarks, used or intended for use on or in connection with a Collaboration Product in the Territory.
1.76 “Promotional Materials” shall mean all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Collaboration Product Labeling) for marketing, advertising and promotion of the Collaboration Products for use by (a) a Sales Representative or (b) advertisements or direct mail pieces, in accordance with the terms of the applicable Marketing Plan.
1.77 “RJMC” shall mean the Regional Joint Marketing Committee as further defined in Section 3.3.2.
1.78 “Region” means any of the United States, the European Union, Japan or All Other Countries.

1.79 “Regulatory Application” shall mean any application or request necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export, sale, reimbursement or pricing of a Collaboration Product, including but not limited to any applications or requests for (i) approval of Collaboration Product, including NDAs and MAAs, abbreviated new drug applications or supplemental new drug applications or any supplements or amendments thereto (as defined in 21 C.F.R. § 314.50 et. seq.) submitted to the FDA or foreign equivalent; (ii) pre- and post-approval marketing applications for prerequisite manufacturing approval or authorization related thereto); (iii) labeling approval; (iv) technical, medical and scientific licenses; and (v) registrations or authorizations from any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Collaboration Product.
1.80 “Regulatory Approval” shall mean all official approvals by a Regulatory Authority in a country or region which are required for the use and/or sale of a Collaboration Product in that country or region including applicable development, manufacture, distribution, marketing, promotion, offer for sale, use, importation, exportation, sale, pricing and reimbursement approvals.
1.81 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting Regulatory Approvals for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export, sale, reimbursement or pricing of any Collaboration Product, including, in the United States, the FDA.
1.82 “SLE” shall mean Systemic Lupus Erythematosus.
1.83 “Sales Representative” shall mean a professional pharmaceutical sales representative engaged or employed by either Party to conduct, among other sales responsibilities, Detailing and other promotional efforts with respect to the Collaboration Products and who has been trained by either Party in accordance with a training protocol to be agreed upon by the GJMC.

1.84 “Samples” shall mean Collaboration Product packaged and distributed to members of the Target Audience as a complimentary trial for use with patients.
1.85 “Secondary Detail” shall mean a face-to-face presentation by a Sales Representative with the Target Audience in which Collaboration Product is not presented as a Primary Detail but is given an important emphasis during the presentation, but not less than that given to other pharmaceutical products discussed during the presentation; provided, however, that a Detail during a sales call in which greater emphasis is placed upon two or more other products than the emphasis placed upon Collaboration Product shall not be considered a Secondary Detail.
1.86 “Senior Officers” shall have the meaning set forth in Section 3.1.3.
1.87 “Tail Period” shall mean the period commencing on the expiration date of the Active Period and continuing for three (3) years thereafter.
1.88 “Target Audience” shall mean the physician specialties with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product, as may be amended from time to time by the RJMC.
1.89 “Target Product Profile” shall mean the description of the commercially relevant range of acceptable product performance of a compound against key characteristics used to shape the progressions and development decisions and attached hereto as Appendix C and hereby incorporated by reference.
1.90 “Term” shall have the meaning set forth in Section 12.1.
1.91 “Territory” shall mean all of the countries and territories of the world.
1.92 “Third Party” shall mean any person or entity other than HGS, GSK, their respective Affiliates, or their employees.

1.93 “United States” shall mean the fifty states and District of Columbia that comprise the United States of America.
1.94 “Valid Claim” shall mean a claim of an issued, unexpired patent owned or Controlled by HGS, which claim has not lapsed, been abandoned, been revoked or been held to be invalid or unenforceable by a final judgment of a court or other governmental agency or competent jurisdiction from which no appeal can be or is taken within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
ARTICLE 2

LICENSES
2.1 License Grants to HGS Existing Patent Rights and HGS Existing Know-How.
          2.1.1 Co-Development License. Subject to the terms of this Agreement, HGS hereby grants to GSK an exclusive (except as to HGS and its Affiliates and permitted sublicensees), sublicensable (only in accordance with Section 2.3) license under the HGS Existing Patent Rights and HGS Existing Know-How to Develop Collaboration Products for Commercialization in the Territory during the Active Period, pursuant to the terms of this Agreement.
          2.1.2 Commercialization License. HGS hereby grants to GSK an exclusive (except as to HGS and its Affiliates and permitted sublicensees), sublicensable (only in accordance with Section 2.3) license under the HGS Existing Patent Rights and HGS Existing Know-How to Commercialize Collaboration Products with HGS in the Territory during the Active Period, pursuant to the terms of this Agreement and further subject to HGS’ right to Manufacture Collaboration Product in Article 9 herein, provided, however, that if HGS does not Manufacture Collaboration Product as contemplated in Article 9, GSK’s license under this Section 2.1.2 shall remain unchanged during the Active Period.

2.2 License Grants for Arising Patent Rights and Arising Know-How.
          2.2.1 Subject to the terms of this Agreement, GSK hereby grants to HGS, an exclusive (except as to GSK and its Affiliates and permitted sublicensees), sublicensable (only in accordance with Section 2.3) license under the GSK Arising Patent Rights, GSK Arising Know-How and GSK’s rights in the Joint Arising Patent Rights and Joint Arising Know-How to Develop and Commercialize Collaboration Products in the Territory, pursuant to the terms of this Agreement.
          2.2.2 Subject to the terms of this Agreement, HGS hereby grants to GSK, an exclusive (except as to HGS and its Affiliates and permitted sublicensees), sublicensable (only in accordance with Section 2.3) license under the HGS Arising Patent Rights, HGS Arising Know-How and HGS’ rights in the Joint Arising Patent Rights and Joint Arising Know-How to Develop and Commercialize Collaboration Products in the Territory during the Active Period, pursuant to the terms of this Agreement.
2.3 Sublicensing.
          2.3.1 GSK Sublicensing or Subcontracting to Affiliates and Contract Research Organizations. GSK may sublicense or subcontract its rights to use the Collaboration Technology or Product Trademarks to Develop or Commercialize Collaboration Products in whole or in part to one or more of its Affiliates or a contract research organization performing work for GSK under this Agreement on a fee-for-service basis, provided that the rights sublicensed or subcontracted to any Affiliate shall automatically terminate upon a change of control of such Affiliate in connection with which such Affiliate ceases to be an Affiliate of GSK.
          2.3.2 GSK Sublicensing or Subcontracting to Third Parties. GSK shall have the right to sublicense or subcontract its rights to use the Collaboration Technology and Product Trademarks to Commercialize Collaboration Products to any Third Party, provided GSK obtains the prior written consent of HGS, such consent not to be unreasonably withheld. Upon notification by GSK of its desire to sublicense its rights hereunder, HGS shall have [***] to review such proposal. If HGS fails to notify GSK in writing of its decision within such [***] period, HGS shall be deemed to have consented to such sublicense.
          2.3.3 HGS Sublicensing or Subcontracting to Affiliates and Contract Research Organizations. HGS shall have the right to sublicense or subcontract its rights to use the Collaboration Technology to Develop and Commercialize Collaboration Products in whole or in part to one or more of its Affiliates or to a contract research organization performing work for HGS under this Agreement on a fee-for-service basis, provided that the rights sublicensed or subcontracted to any Affiliate shall automatically terminate upon a change of control of such Affiliate in connection with which such Affiliate ceases to be an Affiliate of HGS.
          2.3.4 HGS Sublicensing or Subcontracting to Third Parties. HGS shall have the right to sublicense or subcontract its rights to use the Collaboration Technology to Commercialize Collaboration Products to any Third Party, provided HGS obtains the prior written consent of GSK, such consent not to be unreasonably withheld. Upon notification by HGS of its desire to sublicense its rights hereunder, GSK shall have [***] to review such proposal. If GSK fails to notify HGS in writing of its decision within such [***] period, GSK shall be deemed to have consented to such sublicense.
          2.3.5 Liability for Affiliates, Sublicensees and Subcontractors. Each Party shall ensure that each of its Affiliates and sublicensees or subcontractors accepts and complies with all of the terms and conditions of this Agreement as if such Affiliates or sublicensees or subcontractors were a party to this Agreement and each Party shall be primarily liable for its Affiliates’ and sublicensees’ or subcontractors’ performance under this Agreement.
2.4 Product Trademarks for Collaboration Products. The Parties shall agree on the Product Trademarks to be used for the Collaboration Product through the GJMC, as set forth in Section 3.3.1. Unless otherwise agreed by the Parties, HGS shall exclusively own all Product Trademarks approved by the GJMC. Subject to the terms of this Agreement, HGS hereby grants

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to GSK, an exclusive (except as to HGS and its Affiliates and permitted sublicensees), sublicensable (in accordance with Section 2.3) license under the Product Trademarks to Commercialize Collaboration Products in the Territory, pursuant to the terms of this Agreement. Upon the Parties agreement on the Product Trademarks to be used for the Collaboration Product and prior to using such Product Trademarks in the Commercialization of the Collaboration Product, the Parties shall enter into a formal trademark license agreement which shall set forth the license grant in this Section 2.4 and quality control provisions. Such formal trademark license agreement shall be used for recordation purposes of such trademark licenses in countries in the Territory where such recordation is required. Such separate formal trademark license agreement shall also include a license to use each Party’s Housemarks in Commercializing Collaboration Products.
2.5 In the event of any bankruptcy or insolvency of a Party hereto, or in the event of any default or material breach by a Party of the terms of any agreement granting rights to the other Party under the HGS Existing Know-How, HGS Existing Patent Rights, HGS Arising Know-How, HGS Arising Patent Rights, GSK Arising Know-How or GSK Arising Patent Rights, and in order to preserve the non-defaulting Party’s rights to practice the licenses granted to such Party under this Article 2, the defaulting Party hereby agrees to provide reasonable assistance in the event that the non-defaulting party and/or its Affiliate desires to obtain contractual privity directly with any Third Party licensor to establish the non-defaulting Party and/or its Affiliate as a stand-in licensee under any agreement granting the defaulting Party rights under the HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Patent Rights, HGS Arising Know-How, GSK Arising Know-How or GSK Arising Patent Rights, such that the non-defaulting Party and/or its Affiliate may continue to practice as a licensee under the HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Patent Rights, HGS Arising Know-How, GSK Arising Know-How or GSK Arising Patent Rights.
2.6 HGS and GSK hereby hold each other harmless and covenant not to sue for any use of intellectual property by the other Party during the term of this Agreement and in furtherance of this Agreement, whether or not such use is specifically included in this Agreement.

ARTICLE 3
GOVERNANCE OF DEVELOPMENT AND COMMERCIALIZATION OF
COLLABORATION PRODUCTS
3.1 Joint Steering Committee.
          3.1.1 Members. As soon as reasonably practicable following the Effective Date, HGS and GSK will establish a joint steering committee (the “JSC”) made up of six (6) representatives (three (3) representatives to be appointed by GSK and three (3) representatives to be appointed by HGS). HGS and GSK will co-chair the JSC and the chairpersons shall be members of the JSC. HGS’ representatives on the JSC will include HGS’ [***] and GSK’s representatives on the JSC will include GSK’s [***]. Representatives from both Parties must be at the vice president level or above, unless otherwise mutually agreed by the Parties. Each of GSK and HGS may replace any or all of its representatives on the JSC at any time upon written notice to the other Party, provided such new representatives are at the vice president level or above and further provided that such representatives have the requisite experience and expertise in pharmaceutical drug development and commercialization.
          3.1.2 Responsibilities. The JSC shall perform the following functions: (a) review and resolve any issues presented to it by the JDC, the GJMC, the RJMCs or the JMC; (b) establish the GJMC at a time deemed appropriate by the JSC; (c) resolve disputes, disagreements and deadlocks unresolved by the JDC, the GJMC, or the JMC; (d) review and approve, when necessary or appropriate, the Development Plans and Marketing Plans for Collaboration Products and any material amendments to the Development Plans and Marketing Plans; and (e) have such other responsibilities as may be assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
               (i) Meetings. The Joint Steering Committee shall meet in person at least one (1) time during every Calendar Year and at least two (2) times in person or by telephone or videoconference during every Calendar Year, and more frequently as GSK and HGS deem appropriate or as required to resolve disputes, disagreements or deadlocks in the other committees, on such dates, and at such places and times, as such Parties shall agree;

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provided that the Parties shall endeavor to have the first meeting of the Joint Steering Committee within thirty (30) days after the establishment of the Joint Steering Committee. Meetings of the Joint Steering Committee that are held in person shall alternate between offices of GSK and HGS, or such other place as such Parties may agree. The members of the Joint Steering Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the JSC may be held in person or by teleconference, as may be determined by the JSC.
          3.1.3 Decision Making. All decisions of the JSC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision. With respect to any issue, if the Joint Steering Committee cannot reach consensus within [***] after the matter has been brought to the Joint Steering Committee’s attention, then all Development issues shall be referred to the Chief Executive Officer of HGS and the Chairman , Research & Development of GSK for resolution and all Commercialization issues shall be referred to the Chief Executive Officer of HGS and the President of Pharmaceutical Operations of GSK for resolution (in each case, the “Senior Officers”).
3.2 Joint Development Committee.
          3.2.1 Members. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”), and GSK and HGS shall designate representatives, up to a maximum total of eight (8) members on such Joint Development Committee. HGS and GSK will co-chair the JDC. The chairpersons shall be members of the JDC. The representation of the Parties on the JDC shall be determined by the Parties. Functional areas required to participate at JDC meetings will be determined by the Parties based on topics and agendas scheduled for such meeting. Each of GSK and HGS may replace any or all of its representatives on the Joint Development Committee at any time upon written notice to the other Party. Such functional-area representatives shall include individuals who have experience in Clinical Studies, clinical operations, regulatory activities, Commercialization, and expertise in pharmaceutical drug development. GSK and HGS each may, on advance written

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notice to the other Party, invite non-voting, ad hoc representatives of such Party to attend meetings of the Joint Development Committee.
          3.2.2 Responsibilities. The JDC will perform the following functions: (i) evaluate the scientific and commercial feasibility for, and direct, any Development of Collaboration Product for all indications being jointly Developed by the Parties pursuant to Section 4.2 below and/or additional dosage forms in the Territory, and recommend and approve the budget for the Development Expenses for related Development of the Lead Indication, Minor Indications and Additional Indications; (ii) manage and oversee the preparation and implementation of Development Plans including agreeing to any future Development work required, including but not limited to clinical protocol design and endpoint measures for Phase III Clinical Studies and Phase IV Clinical Studies on the Collaboration Product for the Lead Indication in the Territory (including all post-approval studies and activities required to obtain desired Collaboration Product Labeling), and recommend the budget for any such Phase III Clinical Studies and Phase IV Clinical Studies for Minor Indications and Additional Indications; (iii) approve the Target Product Profile for the Collaboration Product, which will include clinical and commercial attributes, for the Lead Indication and each Additional Indication approved by the JDC in accordance with Section 3.2.5; (iv) each year beginning with the first full Calendar Year after the Effective Date, update and amend the initial Development Plans for the following Calendar Year; (v) determine whether the Collaboration Product achieved the mutually agreed Target Product Profile for the relevant indication; (vi) make any material amendments or modifications to the Development Plans; (vii) coordinate and monitor regulatory strategy and activities for the Collaboration Products in accordance with Article 8; (viii) at each meeting of the Joint Development Committee, review a comparison of actual Development Expenses for the Lead Indication as well as Development Expenses for Minor Indications and Additional Indications to the budgeted Development Expenses for such indications for the United States in the Development Plan for the year-to-date, as current as practicable to a date immediately prior to the date of the meeting; (ix) review and approve decisions to either move forward or abandon the Development of Collaboration Products; (x) establish FTE rates for tracking and reimbursement of internal costs that form part of the Development Expenses for the Lead Indication, Minor Indications and Additional Indications; and (xi) have such other responsibilities as may be assigned to the Joint

Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
          3.2.3 Meetings. The Joint Development Committee shall meet in person at least once during every Calendar Quarter, and more frequently as GSK and HGS deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Joint Development Committee within thirty (30) days after the establishment of the Joint Development Committee. Meetings of the Joint Development Committee shall alternate between the offices of GSK and HGS, or such other place as the Parties may agree. The members of the Joint Development Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.
          3.2.4 Development Budget. The Joint Development Committee shall review on a quarterly basis the actual Development Expenses against the budget for such expenses in the applicable Calendar Year. If in the course of its quarterly review of Development Expenses, the Joint Development Committee should determine that for any study or activity the actual amounts incurred are likely to be higher than budgeted, the Joint Development Committee shall review the reasons for such potential overrun and determine whether such overrun is appropriate. If the Joint Development Committee determines that such overrun is appropriate, the Joint Development Committee will assess whether such overrun is likely to result in an overrun of the budget for Development Expenses and if required, will agree on a revised budget for such Development Expenses for subsequent approval by the Joint Steering Committee.
          3.2.5 Decision Making. All decisions of the JDC shall be made by unanimous vote, with each Party having one vote. Reasonable efforts will be made to come to a consensus decision, but any matters that cannot be resolved by the JDC will be presented to the JSC for resolution, in accordance with Section 3.1 above.
3.3 Global and Regional Joint Marketing Committees.

          3.3.1 Global Joint Marketing Committee.
               (i) Members. At a time agreed upon by the JSC, the Parties shall form a global joint marketing committee (“GJMC”). The Parties shall each designate up to eight (8) representatives for membership on the GJMC. Membership shall include representation from among each Party’s commercial development and finance departments. The GJMC shall be co-chaired by GSK and HGS and each chairperson shall be a member of the GJMC. Each Party shall have one (1) vote on each matter brought before the GJMC, regardless of the number of representatives present from each Party. At least two (2) representatives from each Party shall be present to represent a quorum for voting purposes. In addition, the GJMC may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises.
               (ii) Responsibilities. The purpose of the initial meeting shall be to review the current status of the Commercialization of Collaboration Product in the Territory, prepare the Marketing Plan, and agree on an operational charter that shall set forth the principles and guidelines for the governance of the GJMC. Furthermore, the GJMC shall (a) determine and establish, and as required from time to time to modify, the Marketing Plan for Collaboration Product for each Region, including the establishment of the Regional Joint Marketing Committees (“RJMCs”) for each Region in the Territory; (b) approve the budget for the Marketing Expenses for Commercialization of the Collaboration Product; (c) oversee the Commercialization of Collaboration Product, as managed and implemented by the applicable Regional Joint Marketing Committee, including approving the pricing in all markets and Third Party commercial partners in all countries in the Territory; (d) approve the Product Trademarks for the Collaboration Product (e) establish sales force FTE rates for tracking and reimbursement of costs that form part of the Marketing Expenses, including sales force FTE Costs, (f) upon determining the price for the Collaboration Product, agree on Distribution Costs as percentage of Net Sales, to be reconciled and adjusted periodically thereafter, and (g) unless as otherwise set forth in this Agreement, settle unresolved disputes or disagreements of a RJMC.

               (iii) Meetings. The first meeting of the GJMC shall occur within thirty (30) days after the formation of the GJMC. Thereafter, meetings shall be held once each Calendar Quarter. The location of such meetings shall alternate between sites selected by GSK and HGS, unless otherwise agreed upon between the Parties. GJMC meetings need not necessarily be face-to-face meetings but, upon the agreement of both Parties, can be via other methods of communication such as teleconferences and/or videoconference.
               (iv) Decision Making. All decisions of the GJMC shall be made by unanimous vote of the Parties, with each Party getting one (1) vote. All such decisions shall be final and binding upon both Parties; provided that if a dispute cannot be settled by the GJMC after good faith attempts, then such matter shall be presented to the JSC for resolution in accordance with Section 3.1 above.
          3.3.2 Regional Joint Marketing Committees.
               (i) Members. At a time agreed on by the GJMC, the Parties shall form teams of appropriate personnel from both GSK and HGS to manage and implement the Marketing Plan for Collaboration Product in each Region. The RJMCs shall each consist of representatives from GSK and HGS. HGS and GSK will co-chair the RJMC for the United States and GSK shall chair the RJMCs for the remaining Regions. The timing of the first meeting of each RJMC shall be determined by the GJMC.
               (ii) Responsibilities. The RJMCs shall oversee aspects of the Co-Promotion and Commercialization of a Collaboration Product for the relevant Region, including but not limited to: (a) determining the budget for Marketing Expenses and reviewing and approving the strategy and tactics for Co-Promoting Collaboration Product in the respective Regions; (b) developing the regional Marketing Plan for approval by the GJMC, (c) recommending to the GJMC in which countries in the respective Regions the Collaboration Product will be Co-Promoted and sold; (d) recommending to the GJMC pricing for the Collaboration Product; (e) determining the respective number of Sales Representatives from each Party that will Co-Promote the Collaboration Product to deliver the agreed number of Details for the desired coverage, and (f) creating, reviewing and approving the content of Promotional Materials, and level of promotional spend, based on market potential and best commercial judgment, all in conformance with applicable Laws.
               (iii) Meetings. Meetings of each RJMC shall be held on a quarterly basis. The location of each RJMC’s meetings shall alternate between sites selected by GSK and HGS, unless otherwise agreed upon between the Parties, with the first meeting to be held at GSK’s offices. RJMC meetings need not necessarily be face-to-face meetings, but upon the agreement of both Parties can be via other methods of communication such as teleconferences and/or videoconferences.
               (iv) Decision Making. All decisions of the RJMC shall be made by unanimous vote of the Parties, with each Party getting one (1) vote. All such decisions shall be final and binding upon both Parties, provided that, if any dispute cannot be settled by a RJMC after good faith attempts, then such decision shall be presented to the head of each Party’s pharmaceutical division for such country, or their designee. If the dispute remains unresolved after [***] following such presentation, then such dispute shall be referred to the GJMC for resolution in accordance with Section 3.3.1(iv) above.
          3.3.3 Marketing Budget. The Global Joint Marketing Committee shall review each Calendar Quarter the actual Marketing Expenses against the budgeted Marketing Expenses as developed by the RJMC in the applicable Calendar Year. If in the course of its quarterly review of Marketing Expenses, the GJMC should determine for any Collaboration Product that for any study or activity the actual amounts incurred are likely to be higher than those budgeted, the GJMC shall review the reasons for such potential overrun and determine whether such overrun is appropriate. If the GJMC determines that such overrun is appropriate, the GJMC will assess whether such overrun is likely to result in an overrun of the budget for Marketing Expenses for such Collaboration Product on an annual basis and if required, will agree on a revised budget for such Marketing Expenses for such Collaboration Product for subsequent approval by the GJMC. If the GJMC determines that such overrun is not appropriate, the GJMC will take such actions as required to remedy the situation.

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3.4 Joint Manufacturing Committee. As soon as reasonably practicable after the execution by the Parties of a separate manufacture, supply and quality agreement in accordance with Article 9 herein, the Parties shall form a joint manufacturing committee (“JMC”). The separate manufacture, supply and quality agreement entered into by the Parties in accordance with Article 9 shall govern the structure of the JMC, including the JMC’s membership, responsibilities, and decision-making authority, provided that the JMC shall be responsible, at a minimum, for reviewing and approving the Development Expenses that are associated with the Manufacture of Clinical Supplies of Collaboration Product and Cost of Goods and further provided that all unresolved disputes shall be referred to the JSC for resolution.
3.5 Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain as follows:
          3.5.1 Distribution of Minutes. Within ten (10) days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such Committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.
          3.5.2 Review of Minutes. The members of each Committee shall have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.
          3.5.3 Discussion of Comments. Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes.
          3.5.4 The secretary from each RJMC shall provide the GJMC with a copy of the minutes no later than thirty (30) days after they have been approved by the RJMC.

3.6 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee. All travel and related costs and expenses to attend Committee meetings shall not be considered part of the Development Expenses or the Promotional Expenses.
3.7 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual(s) to act as the alliance manager for such Party (“Alliance Manager”) during the term of this Agreement. Each Alliance Manager shall thereafter be permitted to attend any Committee meeting as a non-voting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding activities contemplated by this Agreement and shall facilitate all such activities hereunder, including, but not limited to, the exchange of information between the Parties. The Alliance Managers shall be responsible for assisting the Committees in performing their oversight responsibilities. The name and contact information for such Alliance Managers, as well as any replacements chosen by HGS or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 16.3 of this Agreement.
ARTICLE 4

DEVELOPMENT OF COLLABORATION PRODUCTS
4.1 Responsibilities of the Parties. Subject to the general oversight of the JDC, and subject in all instances to the specific provisions relating to regulatory matters referred to in Article 8, the Parties shall use Diligent Efforts to Develop the Collaboration Products for Commercialization. Each Party shall perform the Development activities assigned to it pursuant to the Development Plan, all in accordance with the Development Plan for a Collaboration Product. Additionally, GSK shall provide three (3) expert clinical operations personnel to assist HGS with the enrollment and monitoring of the Phase III Clinical Studies, particularly outside the United States and western European countries.
4.2 Development Expenses. The Parties agree that all JDC-approved Development Expenses for the Lead Indication arising after June 30, 2006 and all Development Expenses for Minor

Indications will be shared equally by GSK and HGS, through reimbursement of such Development Expenses as set forth in Section 6.6.1 below, if necessary.
4.3 Development Expenses for Additional Indications. At any time after the Effective Date, either Party may make a written proposal to the Joint Development Committee regarding the Development of a Collaboration Product in an Additional Indication. Such proposal shall include (i) any data and other information in its possession which may be relevant to the use of the Collaboration Product in the proposed Additional Indication, (ii) a reasonably detailed outline of the major Development activities required to obtain Regulatory Approval for the Collaboration Product for such proposed Additional Indication in the Territory, including a timeline for performing such activities, (iii) an estimated budget for the expected Development Expenses to be incurred in Developing the Collaboration Product for such proposed Additional Indication, (iv) an appropriate market analysis of the for the Collaboration Product for the proposed Additional Indication (including market size and competitive analysis), and (v) preliminary sales forecasts for the sale of the Collaboration Product for the proposed Additional Indication. Thereafter, the JDC shall meet in order to review such proposal.
          4.3.1 Co-Development of Additional Indication. With respect to a proposal pursuant to Section 4.3, if the JDC unanimously accepts, or if the JDC cannot agree and the JSC unanimously accepts, such proposal, the Joint Development Committee shall prepare a Development Plan for Development of the Collaboration Product for such Additional Indication and all JDC-approved Development Expenses for the Development of the Collaboration Product for the Additional Indication shall be shared equally by the Parties.
          4.3.2 Independent Development and Commercialization of Additional Indications. If the JDC or the JSC, as applicable, cannot agree to jointly Develop the Collaboration Product in an Additional Indication pursuant to the procedure set forth in Sections 4.3 and 4.3.1 above due to a Party deciding in good faith, using its normal decision making practices for a similar product, that such Party does not wish to pursue such Additional Indication, and if one Party still desires to Develop and Commercialize the Collaboration Product for such Additional Indication (“Developing Party”), the Developing Party may do so on its own,

at its sole cost and expense and without the oversight of the JDC, provided that: (i) the Development or Commercialization of such Additional Indication does not adversely impact the Development and Commercialization of the Collaboration Product in the Lead Indication; and (ii) the Developing Party takes into account the goal of optimizing the best overall commercial potential of the Collaboration Products in the Lead Indication. The other Party (“Non-Developing Party”) retains the right to opt-in to further Develop and Commercialize the Collaboration Product for the Additional Indication in concert with the Developing Party [***]. In the event the Non-Developing Party exercises its right to opt in to the Development of the Collaboration Product for the Additional Indication, the Parties shall thereafter share equally in the Development Expenses for such Additional Indication, subject to Section 4.3.3 below, and all terms and conditions of this Agreement shall apply to the further Development of the Collaboration Product for such Additional Indication. Furthermore, upon opting in to the Development of the Collaboration Product for such Additional Indication, the Non-Developing Party shall reimburse the Developing Party [***] of all Development Expenses actually incurred prior to the exercise by the Non-Developing Party of its right to opt-in to the Development of the Collaboration Product for such Additional Indication, provided all such Development Expenses to be reimbursed will be reviewed and approved prior to such payment by the JDC. If the Non-Developing Party elects not to exercise its opt-in right [***], the Non-Developing Party shall have no further rights or obligations with respect to the Development and Commercialization of the Collaboration Product for such Additional Indication. For clarity, the Developing Party shall not enter into any agreement with any Third Party which would in any way limit the rights of the Non-Developing Party to opt-in to the Development of the Additional Indication.
          4.3.3 Right to Reduce Level of Funding of Development of Collaboration Product for Additional Indications Only. On an Additional Indication-by-Additional Indication basis, each Party shall have the right to bear less than fifty percent (50%) of the Development Expenses for Phase III Clinical Studies incurred in the Development of the Collaboration Product for an Additional Indication, and thereby receive [***]. In order for a Party to receive any share of the Net Profits on the sale of the Collaboration Product for a specific indication, a Party must bear at least [***] of the Development Expenses for Phase III Clinical Trials incurred in the Development of the Collaboration Product for such indication.

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               (i) In the event a Party bears at least [***] of such Development Expenses, that Party shall have the right to actively participate in the Development and Commercialization of the Collaboration Product for such Additional Indication, through either conducting Development activities pursuant to the Development Plan or through its participation on the JDC and receive [***].
               (ii) In the event one Party elects not to bear at least [***] of the Development Expenses for Phase III Clinical Studies incurred in the Development of the Collaboration Product for a specific Additional Indication, then the other Party has the right to control all Development and Commercialization activities associated with the Collaboration Product for such Additional Indication and shall assume one hundred percent (100%) of the Development Expenses and Marketing Expenses incurred in the Development and Commercialization of the Collaboration Product for such Additional Indication and thereby receive one hundred percent (100%) of the Net Profits on the sale of such Collaboration Product for such Additional Indication.
               (iii) If a Party’s election to bear less than fifty percent (50%) of all Development Expenses incurred in the Development of the Collaboration Product for an Additional Indication in any country will affect that Party’s level of effort and personnel involved in the Development of the Collaboration Product in such country, the Parties will work together, through the appropriate Committee, to amend the Development Plan to properly reflect each Party’s responsibilities for Development of the Collaboration Product for such Additional Indication in such country.
4.4 Costs Incurred Prior to July 1, 2006. HGS will be solely responsible for all costs associated with the Collaboration Product and incurred prior to July 1, 2006.
4.5 Capital Expenditures. Any capital expenditures incurred by either Party after the Effective Date of the Agreement which a Party seeks to include as Development Expenses must be approved in advance by the JDC. The JDC will determine the percentage of such capital expenditures that

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were incurred in order to enable the Development of the Collaboration Product for the Lead Indication and Additional Indications that are being Developed by both Parties and such percentage will [***].
4.6 Payment of Expenses; Development Expense Account. Subject to each Party’s [***] to fund Development Expenses for Additional Indications as set forth in Section 4.3 above and Reconciliation as provided in Article 6, each Party shall be responsible to pay for all Development Expenses incurred in performing its obligations in connection with any Development activities under a Development Plan. Each Party shall charge all such Development Expenses so incurred to a separate account created by it on its books and records solely for the purpose of tracking Development Expenses, and identifying all Development Expenses by Collaboration Product and indication being Developed on an indication-by-indication basis.
4.7 Other Development Expenses. Neither Party shall have the right to obligate the other Party to finance any Development Expenses or conduct any Development activities to which it has not agreed, through the JDC.
4.8 Development Plans. The Development Plan for the Collaboration Product for the Lead Indication, which the Parties hereby approve, is attached to this Agreement as Appendix B. Prior to the end of each Calendar Year beginning with the first full Calendar Year after the Effective Date, the Joint Development Committee shall review and approve any proposed Development Plan for the Development of the Lead Indication and for Minor Indications and Additional Indications and, prior to the end of each Calendar Year, the Joint Development Committee shall update and amend any Development Plan in order to prepare for the Development of the Collaboration Product for such indication for the following Calendar Year.
          4.8.1 Criteria for Development Plans. The Development Plan shall contain at a minimum a list and description of preclinical and clinical activities, timelines for the performance of studies in support of the Development activities for such Collaboration Product and a budget for the Development Expenses to complete such Development activities.

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          4.8.2 Implementation of Development Plans. Each Party will inform the Joint Development Committee of ongoing implementation of the Development Plan and consider timely recommendations for improving Development activities assigned to such Party under the Development Plan. In connection with the preparation and implementation of the Development Plan, HGS and GSK will make available to the Joint Development Committee any information then in their possession pertaining to the Collaboration Products useful for such Development activities.
          4.8.3 Budget for Development Expenses. The budget for proposed Development Expenses for the Lead Indication and for Additional Indications of the Collaboration Product to be Developed and Commercialized shall be set forth in the Development Plan. Such budget shall be sufficient to fund all necessary Clinical Studies and related activities necessary to obtain Regulatory Approval for such Collaboration Product in the relevant indication and generate data otherwise necessary for Commercialization as agreed by the JSC.
ARTICLE 5

CO-PROMOTION, DETAILING AND COMMERCIALIZATION
5.1 Co-Promotion.
          5.1.1 The Parties shall Commercialize and Co-Promote Collaboration Products in each country in the Territory in which the Parties, through the GJMC, mutually agree that Commercialization and Co-Promotion is desirable. The Parties shall attempt to coordinate their Co-Promotion efforts in the Territory to the extent legally permissible.
          5.1.2 The Parties agree that all JDC-approved Marketing Expenses incurred for Phase IV Clinical Studies for the Lead Indication for the Collaboration Product shall be shared equally by the Parties, through reimbursement of such Marketing Expenses as set forth in Section 6.6.1 below. With respect to all other Marketing Expenses, [***]. Each Party shall charge all such Marketing Expenses so incurred to a separate account created by it on its books

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and records solely for the purpose of tracking Marketing Expenses, and identifying all Marketing Expenses by Collaboration Product being Commercialized on an indication-by-indication basis.
          5.1.3 During the Active Period, each Party shall Detail and Co-Promote Collaboration Product in the Territory in accordance with the Marketing Plan, as amended from time to time and maximize sales and market share of Collaboration Product in the Territory. HGS shall Develop and Commercialize Collaboration Product in the Territory during the Tail Period. During the Active Period, each Party shall provide the number of Details in the Territory as set forth in the Marketing Plan.
5.2 Marketing Plans. The RJMC shall be responsible for preparing and implementing a Marketing Plan for the each Region for each Collaboration Product, subject to the approval of the Marketing Plan by the GJMC. Each Marketing Plan shall define the goals and objectives for Commercializing the Collaboration Products in the pertinent Calendar Year consistent with the applicable Development Plan and the Laws of the respective Regions.
          5.2.1 Updating Marketing Plan. Each year beginning with the first full Calendar Year after the establishment of the GJMC, each RJMC shall review and propose any amendments to the Marketing Plan for submission of such proposed amendments to the Global Joint Steering Committee no later than October 1 of such year for review and approval. The Parties shall obtain final corporate approval for the final budgets for the amendments to the Marketing Plan prior to the end of each Calendar Year.
          5.2.2 Contents of Each Marketing Plan. Each Marketing Plan shall encompass Commercialization activities for one (1) Calendar Year, or as otherwise agreed by the Parties. The Marketing Plan shall contain at a minimum: (a) minimum Detail Requirements for each Party, including a firm indication of the number of Sales Representatives and Details to be provided by each party in such period; (b) the rate for sales force FTE Costs for each Party; (c) market research and strategy, including market size, dynamics, growth, customer segmentation, competitive analysis and Collaboration Product positioning; (d) annual sales forecasts; (e) advertising and promotion programs and strategies, including sales literature, promotional premiums, media plans, symposia and speaker programs; (f) sales plans and activity, including sales force training, and for each Party, development of appropriate sales training materials, and strategy and budget for Samples, and (g) the budgeted Marketing Expenses for the Collaboration Product for each indication.
          5.2.3 Budget for Marketing Expenses. Each Marketing Plan shall set forth the total budget for Marketing Expenses for such Collaboration Product. Such Marketing Expense budget shall be sufficient to fund all necessary pre-launch, launch and related activities necessary to optimize Commercialization of each Collaboration Product for each indication approved by the JDC or JSC, as applicable, including sales force FTE Costs for each Party. In the event that Marketing Expenses incurred by a Party exceed the budgeted Marketing Expenses, the Party incurring such excess Marketing Expenses shall be solely responsible for such expenses unless otherwise mutually agreed in writing by the Parties through the GJMC.
5.3 Funding of Marketing Expenses for Commercialization Activities. Except as otherwise provided in Section 5.3.1 below, each Party will bear fifty percent (50%) of the Marketing Expenses, through reimbursement of the other Party’s Marketing Expenses as set forth in Section 6.6.1 below, if necessary, for the Commercialization of Collaboration Product in the Territory.
          5.3.1 Party’s Right to Reduce Level of Funding of Commercialization of Collaboration Product. On a country-by-country and indication-by-indication basis, either Party shall have the right to bear less than fifty percent (50%) of the Marketing Expenses incurred for the Commercialization of Collaboration Product for the Lead Indication or Additional Indications, and thereby receive [***]. In order for a Party to receive any share of the Net Profits on the sale of the Collaboration Product for such indication in a country, a Party must bear at least [***] of the Marketing Expenses incurred in the Commercialization, including Co-Promotion, of the Collaboration Product for such indication. A Party shall have the right to elect to bear less than fifty percent (50%) of the Marketing Expenses incurred for the Commercialization of Collaboration Product [***] prior written notice; provided, however, that during such [***], the Party electing such right shall continue to use Diligent Efforts to perform its obligations under the Agreement and shall not unreasonably withhold consent on issues

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related to Commercialization of the Collaboration Product for such indication, such as spending. For clarity, if a Party elects to bear less than fifty percent (50%) of the Marketing Expenses incurred for the Commercialization of Collaboration Product for an indication, that Party shall not have the right to thereafter increase its share of the Marketing Expenses in order to receive a greater share of the Net Profits.
               (i) In the event a Party bears at least [***] of such Marketing Expenses involved in Commercializing the Collaboration Product for such indication in a country, that Party shall have the right to actively participate in the promotional activities associated with the Collaboration Product for such indication in such country, including the right to Commercialize and Co-Promote the Collaboration Product for such indication in such country, and receive [***].
               (ii) In the event one Party elects not to bear at least [***] of the Marketing Expenses incurred in the Commercialization of the Collaboration Product for a specific indication in a country, then the other Party has the right to control all Commercialization activities associated with the Collaboration Product for such indication in such country and shall assume one hundred percent (100%) of the Marketing Expenses incurred in the Commercialization of the Collaboration Product for such indication and thereby receive a greater percentage of the Net Profits on the sale of such Collaboration Product in such country.
               (iii) Notwithstanding anything to the contrary contained in this Article 5, in the event that GSK elects to bear less than [***] of all Marketing Expenses incurred in the Commercialization of the Collaboration Product in any country in the European Union, GSK will continue to own all Regulatory Approvals applicable to Collaboration Product in such country and GSK will have no obligation to assign and/or surrender such Regulatory Approvals and Regulatory Applications to HGS; however, GSK will promptly designate HGS or HGS’ designee as GSK’s local representative in such country with respect to the Development and Commercialization of Collaboration Product and GSK will take all actions reasonably necessary to effectuate such designation, including, without limitation, by making such filings as may be

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required with Regulatory Authorities and other Governmental Authorities in such country that may be necessary to record such designation.
               (iv) If a Party’s election to bear less than fifty percent (50%) of all Marketing Expenses incurred in the Commercialization of the Collaboration Product for an indication in any country will affect that Party’s level of effort and personnel involved in the Commercialization of the Collaboration Product in such country, the Parties will work together, through the appropriate Committee, to amend the Marketing Plan to properly reflect each Party’s responsibilities for Commercialization of the Collaboration Product in such country.
          5.3.2 Neither Party shall have the right to obligate the other Party to finance any Commercialization activities or pay any Marketing Expenses to which it has not agreed, through the GJMC or the RJMC, as applicable.
5.4 Commercialization Responsibilities.
          5.4.1 HGS Responsibilities. HGS shall have the sole right and responsibility to record all payments for sales of Collaboration Products throughout the United States and GSK shall have the sole right and responsibility to [***]. HGS shall use Diligent Efforts to employ an appropriate management infrastructure to supervise the Sales Representatives required to oversee HGS obligations to perform Detail Requirements and marketing staff of sufficient size to establish, maintain and implement the Marketing Plan for the Collaboration Products; and HGS shall also be responsible for all medical inquiries in the Territory as set forth in Section 8.2.4 and Regional medical scientists relating to Collaboration Product, unless otherwise agreed upon by the Parties.
          5.4.2 GSK Responsibilities. GSK shall have the sole right and responsibility to [***]. With respect to sales of Collaboration Product in the United States, GSK shall [***], in accordance with Section 5.4.1 above. Furthermore, GSK shall be solely responsible for the distribution of Collaboration Product in the Territory during the term of the Agreement in accordance with Article 9.

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5.5 Detailing Efforts.
          5.5.1 Any Co-Promotion and Detailing activities conducted by the Parties shall be conducted in accordance with the terms of this Agreement and the Marketing Plan and as directed by the GJMC and the applicable RJMC. The Parties shall only use Promotional Materials approved by the applicable RJMC. No Party shall be required to undertake any activity under this Agreement which it believes, in good faith, would violate any Laws. In the event of a conflict between the policies of each Party with respect to Promotional Materials or Co-Promotion and Detailing activities, the GJMC or the relevant RJMC shall determine which policy will be followed.
          5.5.2 Detailing and Marketing Requirements. The RJMC shall determine the targeted number of total Details, Primary Details and Secondary Details to be performed by each Party during each Calendar Year and the Target Audience for such Details (the “Detail Requirements”). Such Detailing Requirements shall be set forth in the Marketing Plan.
          5.5.3 Detailing Reports. Within thirty (30) days following the end of each Calendar Quarter, each Party shall provide the RJMC with a report setting forth, in such detail and form as the RJMC shall require, an internal detailing report, which shall be based upon each Party’s internal Call reporting and Detailing auditing system and which shall include the total number of Details, including Primary Details and Secondary Details, actually performed by such Party, segmented by health care professional specialty of the Target Audience during the immediately preceding Calendar Quarter (“Internal Detailing Report”).
          5.5.4 Records and Audits Pertaining to Details. At any time during the Term of this Agreement, but not more than twice every Calendar Quarter, each Party agrees to make available to the other Party, upon reasonable advance notice, such books and records necessary to verify the accuracy of such Internal Detailing Report with respect to any Calendar Quarter ending not more than twelve (12) Calendar Quarters prior to the date of such request. Unless the auditing Party has notified the other party of an issue relating to verifying an Internal Detailing

Report for a particular Calendar Quarter, such other Party shall be released from any liability or accountability to the auditing Party for Detailing in any Calendar Quarter ending more than twelve (12) Calendar Quarters prior to the initiation of such verification process by the auditing Party. In the event of an unresolved dispute regarding the number of Details actually performed by a Party based on such Party’s internal Call reporting and Detail auditing system, the Parties hereby agree that such Party’s internal Call reporting and Detail auditing system may be correlated (on a trend basis only) with the Dispute Detailing Audit Data. Such correlation may be used by the auditing Party in any arbitration proceeding with respect to any dispute regarding Detailing under this Agreement.
5.6 Training.
          5.6.1 Training Plans. The RJMC shall develop training plans for Sales Representatives of each Party responsible for Co-Promoting Collaboration Product and shall determine which Party shall own such training plans. Such training plans shall be incorporated into the Marketing Plan for the Collaboration Product. The Party that owns such training plans shall grant the other Party the right to use such training plans for use with Commercializing the Collaboration Product, and GSK and HGS shall, each at each Party’s own expense, comply with the training plan contained in any Marketing Plan which is otherwise consistent with provisions of this Agreement. Each Party will be responsible for supervising, training and maintaining its Sales Representatives as may be required to Detail the Collaboration Products as provided herein or in the applicable Marketing Plan, such training to include a reasonable proficiency examination relevant to the Collaboration Products for all Sales Representatives who will be engaged in Detailing on an as-needed basis as determined by the GJMC, at such Party’s own cost and expense. HGS shall have the right to participate in the training programs of GSK, and GSK shall have the right to participate in the training programs of HGS, for the purpose of ensuring overall consistency in the training programs for the Collaboration Products. All costs and expenses incurred by each Party for supervising, training and maintaining its Sales Representatives pursuant to the Marketing Plan shall not be considered Marketing Expenses or sales force FTE Costs and shall not be reimbursable under Article 6.

          5.6.2 Assistance. During the Active Period, each Party shall make available to the other for use in connection with Co-Promoting the Collaboration Products, to the extent reasonable, assistance and services relating to such Co-Promotion, including, but not limited to, providing the other Party, free of charge and in a timely manner, with a master copy of such training materials relating to Collaboration Products as such Party has used and/or intends to use in connection with the training of its Sales Representatives, including but not limited to learning units and any other printed, audio and video training materials. To the extent the other Party wishes to use such training materials in the training of its own Sales Representatives, it will be responsible for obtaining all necessary licenses and for reproducing such training materials, at its own cost and expense.
          5.6.3 Training of Sales Representatives. All Sales Representatives of a Party have received, or will receive in a timely manner, appropriate training on proper marketing and sales techniques to be used in promoting pharmaceutical products in accordance with applicable Laws.
          5.6.4 Joint Marketing and Sales Meetings. The Parties shall plan and implement periodic joint sales and marketing meeting, including a national launch meeting, for the Collaboration Product in each country in the Territory where the Collaboration Product will be Co-Promoted. Each Party shall be solely responsible for the travel costs and expenses incurred by its own Sales Representatives for attending such meetings.
5.7 Compliance.
          5.7.1 Each Party shall cause its Sales Representatives responsible for Detailing and Co-Promoting the Collaboration Product in the Territory to comply with all Laws and industry standards applicable to the Commercialization of Collaboration Product, including, without limitation, with respect to the U.S., the PDMA.
          5.7.2 Each Party warrants and represents that its Sales Representatives responsible for Co-Promoting Collaboration Product in the Territory under this Agreement shall:

               (i) limit claims of efficacy and safety for Collaboration Product in the relevant country of the Territory to those that are (A) consistent with the approved promotional claims in the Marketing Plan and (B) consistent with the FDA-approved (or relevant regulatory authority-approved, whichever is applicable) prescribing information for Collaboration Product in such country;
               (ii) not add, delete or modify claims of efficacy and safety in the promotion of Collaboration Product under this Agreement from those claims of efficacy and safety that are contained in the Marketing Plan and that are consistent with the FDA-approved (or relevant regulatory authority-approved, whichever is applicable) prescribing information and with applicable Law;
               (iii) use only, and not make any changes in Promotional Materials and literature approved by the RJMC;
               (iv) not make any statement, representation or warranty, oral or written, to any Third Party concerning the use of the Collaboration Product that is inconsistent with, or contrary to, the Product Labeling or Promotional Material, and
               (v) Detail Collaboration Product under this Agreement in adherence to the Marketing Plan and to applicable legal requirements, as well as the American Medical Association Gifts to Physicians From Industry Guidelines.
          5.7.3 Samples.
               (i) Sample Records. Each Party shall cause, and shall maintain written procedures to ensure that all of its Sales Representatives comply with all applicable Laws relating to the storage and distribution of, and accountability for, Samples of Collaboration Product. Each Party shall notify the other within forty-eight (48) hours of learning of any instances of theft or significant loss, or upon such Party having reason to believe there has been a diversion or falsification of a Sample record, or other instances of non-compliance with any Laws regarding Samples of Collaboration Product. Any and all records, reports or other documentation with respect to Samples of Collaboration Product for distribution in the Territory shall be maintained by each Party for as long as required by the PDMA, but in no event less than three (3) years. Each Party shall fully cooperate with the other in production and delivery of any such documentation as may be requested or required by any other Governmental Authority.
               (ii) Reports. At the end of each month during the Active Period that the Parties are Co-Promoting Collaboration Product, each Party shall provide the other Party with a report, on a country-by-country basis, which summarizes the manner in which Collaboration Product Samples were distributed by its Sales Representatives during such month, which report shall include, without limitation, data on the health care professionals and entities to whom or which Collaboration Product Samples were distributed and the quantity and type of Collaboration Product Samples distributed to such health care professionals and entities.
               (iii) Auditing. Upon reasonable (but not less than five (5) business days) advance written notice, a Party shall be entitled, at such Party’s sole expense, to conduct an inspection and audit of the other Party’s compliance with this Section 5.7.3 at any of the other Party’s owned or controlled facilities where Samples of Collaboration Product are stored. The purpose of such inspection and audit shall be solely to ensure reasonable compliance by such Party with respect to the applicable provisions of the PDMA as the same apply to each Party’s duties and obligations under this Agreement, as well as to copy records relating to Collaboration Product Sample receipt, storage and distribution. The auditing Party shall bear the costs of such audit.
          5.7.4 Compliance with Industry Standards. Each Party shall cause its Sales Representatives to act in accordance with the highest standards of the industry and in a professional, ethical and lawful manner and consistent with the same diligence used with regard to other products marketed by either Party.
          5.7.5 Details.

               (i) Recording of Details. Each Party shall keep complete and accurate records of all Details performed by its Sales Representatives in Co-Promoting in each applicable country of the Territory during the Active Period. Such records shall include, without limitation, actual health care professional data, the number of Details, the date or week in which the Detail was performed and, if available, the location of the Detail. Records of such Details performed pursuant to this Agreement, whether generated by the Party or by a Third Party, shall be provided, on a country-by-country basis, by each Party to the other Party no later than forty (40) days after the end of each Calendar Quarter during the Active Period.
               (ii) Auditing of Detail Records. Not more than once per Calendar Year during the Active Period, each Party or its authorized independent public accountant shall have the right to engage the other Party’s independent public accountant, at reasonable times and upon providing reasonable notice, to audit the Detail records of the other Party relating to Co-Promotion of Collaboration Product pursuant to this Agreement. The Party requesting the audit shall bear the cost of such audit, unless such audit indicates an overestimate of the number of Details by the other Party in any country in the Territory by [***]or more, in which event the other Party shall bear the costs of such audit. The auditing Party shall make the results of any such examination available to the other Party.
     5.8 Product Trademarks.
     5.8.1 Procurement and Maintenance of Product Trademarks. GSK shall be responsible for procurement and maintenance of trademark registrations for such Product Trademarks and for obtaining acceptance of the Product Trademarks by the appropriate Regulatory Authority. All costs associated with procuring and maintaining the trademark registrations for Product Trademarks during the Term of the Agreement shall be considered part of the Marketing Expenses.
     5.8.2 Use of Product Trademarks. All Collaboration Products Developed and Commercialized by both HGS and GSK in a country in the Territory shall be sold in such

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country under the Product Trademarks. The Parties shall not use the Product Trademarks, except in connection with Detailing and Co-Promoting in the Territory, as provided under this Agreement.
ARTICLE 6

PAYMENTS AND REPORTS
6.1 Initial Payment. In partial consideration for the rights granted to GSK hereunder, GSK shall pay to HGS Twenty-Four Million U.S. Dollars (US $24,000,000) within fifteen (15) days (exclusive of bank holidays) of receipt by GSK of an invoice therefor, such invoice to be sent by HGS on or after the Effective Date of this Agreement.
6.2 Calculation of Each Party’s Portion of Net Profits.
          6.2.1 When Parties Share Equally in Commercialization of Collaboration Product.
               (i) Active Period Payments. In countries where the Parties have invested equally (50/50) in the Marketing Expenses associated with the Commercialization of the Collaboration Product for an indication, GSK and HGS will share equally (50/50) in the Net Profits from sales of Collaboration Product for such indication in that country during the Active Period.
               (ii) Tail Period Payments.
                         (1) In countries where the Parties have invested equally (50/50) in the Marketing Expenses associated with the Commercialization of the Collaboration Product for an indication, HGS shall pay to GSK [***].
                         (2) In countries where the Parties have invested equally (50/50) in the Marketing Expenses associated with the Commercialization of Collaboration Product for an indication, HGS shall pay to GSK [***].

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                         (3) In countries where the Parties have invested equally (50/50) in the Marketing Expenses associated with the Commercialization of Collaboration Product for an indication, HGS shall pay to GSK [***].
          6.2.2 When Parties Do Not Share Equally in Marketing Expenses. In countries where the Parties have not invested equally in the Marketing Expenses associated with the Commercialization of the Collaboration Product for an indication, as permitted pursuant to Sections 4.3 and 5.3, including the limitations included in Section 5.3.1, each Party shall receive a share of the Net Profits on the sale of the Collaboration Product in such country [***].
6.3 Mechanism to Track Sales. Prior to commercial launch of the Product for the first Additional Indication, the Parties shall work together to determine a methodology for tracking and separating sales of the Collaboration Product for the different indications. Such mechanism shall be reviewed and approved by the GJMC.
6.4 No Other Payments. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any obligation to make any milestone payments, license fees/payments, or any other type of payments or fees which are not expressly stated hereunder to the other Party under this Agreement. In addition, neither Party shall have any obligation to pay royalties to the other Party on Net Sales of any Collaboration Product.
6.5 Reports.
          6.5.1 GSK Report. Within sixty (60) days after the end of each Calendar Quarter, GSK shall submit to HGS a written report (each, a “GSK Report”) setting forth in reasonable detail the following items during such Calendar Quarter:
               (i) All JDC-approved Development Expenses incurred by GSK;
               (ii) All GJMC-approved Marketing Expenses (including sales force FTE Costs) incurred by GSK;
               (iii) Distribution Costs for Collaboration Product;
               (iv) Royalties, if any, paid by GSK to Third Parties, and

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               (v) Net Sales of Collaboration Products.
          6.5.2 HGS Report. Within sixty (60) days after the end of each Calendar Quarter, HGS shall submit to GSK a written report (each, an “HGS Report”) setting forth in reasonable detail the following items during such Calendar Quarter:
               (i) All JDC-approved Development Expenses incurred by HGS;
               (ii) All GJMC-approved Marketing Expenses (including sales force FTE Costs) incurred by HGS;
               (iii) Cost of Goods for the Collaboration Product (except for any Cost of Goods separately reimbursed under a supply and distribution agreement between the Parties or Section 9.2.2 of this Agreement);
               (iv) Royalties, if any, paid by HGS to Third Parties, and
               (v) Net Sales of Collaboration Product.
          6.5.3 Estimated Marketing Expenses. After commercial launch of the Collaboration Product, the Parties will work together to refine the estimated Marketing Expenses in order to enable the Parties to use the estimated Marketing Expenses in preparing the GSK Report and HGS Report to facilitate the reconciliation process outlined in Section 6.6 below.
6.6 Financial Reconciliation.
          6.6.1 Development Expenses and Marketing Expenses. Within twenty (20) days after the receipt of each Party’s Report in accordance with Section 6.5 above, commencing with first Calendar Quarter during which the Effective Date occurs, HGS shall, using the GSK Report and the HGS Report, prepare a reconciliation report for the Collaboration Product (the “Reconciliation Report”) which shall show the Development Expenses and/or Marketing Expenses either Party may owe the other and the resulting net amount owed by HGS to GSK or by GSK to HGS, as the case may be. Such Reconciliation Report will be provided to the JDC or GJMC, as applicable, for approval. The JDC or GJMC shall approve or disapprove the Reconciliation Report with ten (10) business days of receipt. Within thirty (30) days after approval of the Reconciliation Report by the appropriate Committee, GSK or HGS, as the case may be, shall pay the net amount shown therein to the other Party. If the Reconciliation Report is disapproved by the JDC or GJMC, HGS shall have ten (10) days to revise such report and resubmit to the JDC or GJMC. If the report is subsequently disapproved by the JDC or GJMC again, the matter will be submitted to the JSC, in accordance with Section 3.1.3.
          6.6.2 Net Profits. In addition to that set forth in Section 6.6.1 above, within twenty (20) days after the receipt of each Party’s Report in accordance with Section 6.5 above, beginning with the first Calendar Quarter in which the First Commercial Sale occurs, HGS shall include in the Reconciliation Report the Net Profits either Party may be entitled to receive. Such Reconciliation Report will be provided to the JDC or GJMC, as applicable, for approval. The JDC or GJMC shall approve or disapprove the Reconciliation Report within seven (7) days of receipt. Within forty-five (45) days of approval of the Reconciliation Report by the appropriate Committee, GSK or HGS, as the case may be, shall pay the net amount of Net Profits due to the other Party, as shown in such Reconciliation Report. If the Reconciliation Report is disapproved by the JDC or GJMC, HGS shall have ten (10) days to revise such report and resubmit to the JDC or GJMC.
6.7 Late Payments. If a party does not make any payments due hereunder at the times that they are due, then the non-paying party shall pay interest on each late payment, to the extent permitted by applicable law, at a rate of [***] over the annual prime rate of interest, as published in the Federal Reserve Bulletin H.15 or successor thereto, for the date on which such payment becomes delinquent, calculated daily on the basis of a three hundred sixty (360) day year.
6.8 Currency. All payments due under Section 6.1. Section 6.2 and Section 6.6 shall be made in U.S. dollars. The method of currency conversion from the local currency into U.S. dollars upon the calculation of Net Profits shall be consistent with GSK’ consolidated group reporting systems. The currency conversion effected through the use of such consolidated reporting systems shall be calculated using the average exchange rate calculation used by GSK in its group reporting system and in the preparation of its public accounts.

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6.9 Records. Each Party shall keep complete, true and accurate records of the Net Sales and Development Expenses and Marketing Expenses for not less than three (3) years following the end of the Calendar Quarter in which such sales were made. A Party (“Non-Auditing Party”) shall make such records available to an independent certified public accountant representing the Party requesting the audit (“Auditing Party”), who will not be unreasonably rejected by the Non-Auditing Party, provided that such representative has entered into a confidentiality agreement with the Auditing Party limiting the use of such records to verification of the accuracy of payments due hereunder and prohibiting the disclosure of information in such records to the Auditing Party or to any Third Party for any purpose. Audits of such records shall be conducted no more frequently than annually and upon at least thirty (30) days prior written notice during reasonable business hours. Audits shall be limited to results in the twelve (12) Calendar Quarters prior to audit notification. In the event that a Non-Auditing Party makes a change that impacts the Development Expenses, Marketing Expenses or Net Profits or discovers any errors that result in any change in the Development Expenses, Marketing Expenses or Net Profits for any period(s) within the previous twelve (12) Calendar Quarters, then the Auditing Party reserves that right to re-audit the affected time period(s) solely with respect to verifying the effect, if any, such change or error has on Development Expenses, Marketing Expenses, or Net Profits with respect to such period(s). In the event that a Non-Auditing Party or the auditors discover during one audit period a material discrepancy that they reasonably believe would also exist in prior periods and would materially adversely (with respect to the Auditing Party) affect the Development Expenses, Marketing Expenses or Net Profits in such prior periods, then the Auditing Party reserves the right to re-audit records from such prior periods solely with respect to verifying whether or not such same discrepancy exists and has a material effect on Development Expenses, Marketing Expenses or Net Profits with respect to such prior periods provided such time period(s) fall within the twelve (12) Calendar Quarters preceding the audit period in which the material discrepancy was first discovered. Such accountant shall provide the Non-Auditing Party with a copy of any written report prepared or given to the Auditing Party in connection with such audits. Any claims of underpayment or overpayment will be submitted to the Non-Auditing Party within thirty (30) days of the final written report. All such audits shall be conducted at the Auditing Party’s cost and expenses; provided, however, that if the audit reveals an underpayment to the Auditing Party of more than [***], the Non-Auditing Party shall pay for the cost and expense of the audit.
6.10 Taxes. Each Party shall be responsible for any and all taxes levied on account of amounts it receives under this Agreement. No part of any amount payable to a Party under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which the other Party might have against such Party, any other Party or otherwise, except as expressly permitted hereunder. Any tax paid or required to be withheld by the payor for the benefit of the receiving Party under this Agreement shall be deducted from the amount of those payments otherwise due. The payor shall secure and send to the receiving Party proof of any such taxes withheld and paid by the payor for the benefit of the receiving Party, and shall, at the receiving Party’s request, provide reasonable assistance to the receiving Party in recovering such taxes.
ARTICLE 7

DILIGENCE
7.1 The Parties acknowledge that failure to use their respective Diligent Efforts in Development and/or Commercialization of a Collaboration Product will diminish the value of this Agreement to both HGS and GSK. Accordingly, HGS and GSK shall each use its respective Diligent Efforts to perform the obligations assigned to each Party under the Agreement.
7.2 Each Party shall perform, or cause to be performed, any and all of its obligations as set forth in this Agreement, including, without limitation, those obligations identified in this Article 7, in good scientific manner and in compliance in all material respects with all applicable laws.
7.3 The Parties will work together, through either the JDC, the RJMC, the GMJC or the JMC, as applicable, to reduce costs associated with the Development, Manufacturing, and Commercialization of a Collaboration Product, where possible, consistent with the terms of this Agreement and applicable Law, in order to maximize Net Profits.

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7.4 Should a Party materially fail to apply its respective Diligent Efforts as required under this Section 7, then such failure to use Diligent Efforts shall be considered a material breach of this Agreement and the non-breaching Party shall have the right to terminate the rights granted to the breaching Party under Article 2 in accordance with Article 12.
7.5 In addition to other diligence requirements in this Article 7, a Party shall use Diligent Efforts to Commercialize the Collaboration Product in [***] to the extent the Collaboration Product is being Commercialized by both Parties in such country. Should a Party not exercise its obligations under this Section 7.5 with respect to [***], the other Party shall have the right to terminate the other Party’s rights with respect to the Collaboration Product under this Agreement in that respective country or in the case of the country in the European Union, that Region, in accordance with Section 12.3.
ARTICLE 8

REGULATORY MATTERS
8.1 Regulatory Applications/Activities.
          8.1.1 Regulatory Applications/Approvals in the United States. Unless otherwise agreed upon by the Parties or required by applicable Law, HGS shall be responsible for obtaining, registering and maintaining all Regulatory Applications and Regulatory Approvals necessary to Develop, register and Commercialize a Collaboration Product in the United States, including, without limitation, NDAs. HGS shall obtain, register and maintain such Regulatory Applications and Regulatory Approvals in accordance with the Development Plan and as directed by the JDC, using Diligent Efforts.
               (i) HGS shall provide GSK with reasonable prior written notice of all material meetings and teleconferences between representatives of HGS and Regulatory Authorities regarding any Collaboration Product. Consistent with all applicable Laws, GSK shall have the right to have one (1) or more representatives attend material meetings and

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conferences and participate in material telephone discussions with any Regulatory Authority concerning Collaboration Product.
               (ii) HGS shall promptly provide to GSK copies of any material documents or other correspondence received from the FDA or other Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the Development or Commercialization of Collaboration Product being Co-Promoted by the Parties in the United States.
               (iii) HGS shall promptly provide GSK’s representatives to the JDC with copies of all proposed material correspondence between HGS and a Regulatory Authority regarding Collaboration Product being Co-Promoted by the Parties in the United States at least ten (10) days before the submission of such correspondence. HGS shall seriously consider all reasonable material suggestions and recommendations of GSK concerning such correspondence, to the extent feasible.
               (iv) If GSK reasonably concludes that GSK must communicate with a Regulatory Authority regarding GSK’s activities in the United States under this Agreement, then GSK shall promptly advise HGS. If HGS reasonably disagrees with GSK’s conclusion, the matter will be provided to the JDC for determination. If the JDC determined that GSK may communicate with a Regulatory Authority hereunder, GSK shall do so as follows:
                    (1) GSK shall provide HGS with reasonable prior notice of all material meetings and teleconferences between representatives of GSK and the Regulatory Authority regarding any Collaboration Product. Consistent with all applicable Laws, HGS shall have the right to have one (1) or more representatives attend material meetings and conferences and participate in material telephone discussions with any Regulatory Authority concerning the Development or Commercialization of Collaboration Product in the United States;

                    (2) GSK shall promptly provide to HGS copies of any material documents or other correspondence received from the Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the Development or Commercialization of Collaboration Product being Co-Promoted by the Parties in the United States;
                    (3) GSK shall promptly provide HGS’ representatives to the JDC with copies of all proposed material correspondence between GSK and a Regulatory Authority concerning the Collaboration Product being Co-Promoted by the Parties in the United States at least ten (10) days before the submission of such correspondence. GSK shall seriously consider all reasonable material suggestions and recommendations of HGS concerning such correspondence, to the extent feasible.
          8.1.2 CTAs in the European Union, Japan and All Other Countries. Unless otherwise agreed upon by the Parties or required by applicable Law, HGS or an Affiliate of HGS shall be responsible for obtaining and maintaining all CTAs necessary to Develop a Collaboration Product in European Union, Japan and All Other Countries. HGS or its Affiliate shall obtain and maintain such CTAs in accordance with the Development Plan and as directed by the JDC, using Diligent Efforts.
               (i) HGS or its Affiliate shall provide GSK with reasonable prior written notice of all material meetings and teleconferences between representatives of HGS and Regulatory Authorities regarding any CTAs for the Collaboration Product. Consistent with all applicable Laws, GSK shall have the right to have one (1) or more representatives attend material meetings and conferences and participate in material telephone discussions with any Regulatory Authority concerning the CTA for the Collaboration Product.
               (ii) HGS or its Affiliate shall promptly provide to GSK copies of any material documents or other correspondence received from the Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the CTA for the Collaboration Product being Co-Promoted by the Parties in the European Union, Japan and All Other Countries.
               (iii) HGS or its Affiliate shall promptly provide GSK’s representatives to the JDC with copies of all proposed material correspondence between HGS or its Affiliate and a Regulatory Authority regarding the CTA for the Collaboration Product being Developed by the Parties in the European Union, Japan and All Other Countries at least ten (10) days before the submission of such correspondence. HGS or its Affiliate shall seriously consider all reasonable material suggestions and recommendations of GSK concerning such correspondence, to the extent feasible.
               (iv) If GSK reasonably concludes that GSK must communicate with a Regulatory Authority regarding the CTA for the Collaboration Product in the European Union, Japan and All Other Countries under this Agreement, then GSK shall promptly advise HGS. If HGS reasonably disagrees with GSK’s conclusion, the matter will be provided to the JDC for determination. If the JDC determined that GSK may communicate with a Regulatory Authority hereunder, GSK shall do so as follows:
                         (1) GSK shall provide HGS or its Affiliate with reasonable prior notice of all material meetings and teleconferences between representatives of GSK and the Regulatory Authority regarding the CTA for any Collaboration Product. Consistent with all applicable Laws, HGS or its Affiliate shall have the right to have one (1) or more representatives attend material meetings and conferences and participate in material telephone discussions with any Regulatory Authority concerning the Development of Collaboration Product in the European Union, Japan or All Other Countries;
                         (2) GSK shall promptly provide to HGS or its Affiliate copies of any material documents or other correspondence received from the Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the CTA for the Collaboration Product being Developed by the Parties in the European Union, Japan or All Other Countries, and any Development issues related thereto;

                         (3) GSK shall promptly provide HGS’ representatives to the JDC with copies of all proposed material correspondence between GSK and a Regulatory Authority concerning the CTA for the Collaboration Product being Developed by the Parties in the European Union, Japan and All Other Countries at least ten (10) days before the submission of such correspondence. GSK shall seriously consider all reasonable material suggestions and recommendations of HGS concerning such correspondence, to the extent feasible.
          8.1.3 MAAs and Regulatory Approvals in the European Union, Japan and All Other Countries. Unless otherwise agreed upon by the Parties or required by applicable Law, GSK or an Affiliate of GSK shall be responsible for obtaining, registering and maintaining all MAAs and Regulatory Approvals necessary to register and Commercialize a Collaboration Product in the European Union, Japan and All Other Countries. GSK or its Affiliate shall obtain, register and maintain such MAAs and Regulatory Approvals in accordance with the Development Plan and/or Marketing Plan and as directed by the JDC or GJMC using Diligent Efforts.
               (i) GSK or its Affiliate shall provide HGS with reasonable prior written notice of all material meetings and teleconferences between representatives of GSK and Regulatory Authorities regarding any MAA or Regulatory Approval for Collaboration Product. Consistent with all applicable Laws, HGS shall have the right to have one (1) or more representatives attend material meetings and conferences and participate in material telephone discussions with any Regulatory Authority concerning the MAA or Regulatory Approval for the Collaboration Product.
               (ii) GSK or its Affiliate shall promptly provide to HGS copies of any material documents or other correspondence received from the Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the MAA or Regulatory Approval for Collaboration Product being Co-Promoted by the Parties in the European Union, Japan and All Other Countries.

               (iii) GSK or its Affiliate shall promptly provide HGS’ representatives to the JDC with copies of all proposed material correspondence between GSK or its Affiliate and a Regulatory Authority regarding the MAA or Regulatory Approval for such Collaboration Product being Co-Promoted by the Parties in the European Union, Japan and All Other Countries at least ten (10) days before the submission of such correspondence. GSK or its Affiliate shall seriously consider all reasonable material suggestions and recommendations of HGS concerning such correspondence, to the extent feasible.
               (iv) If HGS reasonably concludes that HGS must communicate with a Regulatory Authority regarding the MAA or Regulatory Approval for the Collaboration Product in the European Union, Japan and All Other Countries under this Agreement, then HGS shall promptly advise GSK. If GSK reasonably disagrees with HGS’ conclusion, the matter will be provided to the JDC for determination. If the JDC determined that HGS may communicate with a Regulatory Authority hereunder, HGS shall do so as follows:
                         (1) HGS shall provide GSK or its Affiliate with reasonable prior notice of all material meetings and teleconferences between representatives of HGS and the Regulatory Authority regarding any MAA or Regulatory Approval for the Collaboration Product. Consistent with all applicable Laws, GSK or its Affiliate shall have the right to have one (1) or more representatives attend material meetings and conferences and participate in material telephone discussions with any Regulatory Authority concerning the Development or Commercialization of Collaboration Product in the European Union, Japan or All Other Countries;
                         (2) HGS shall promptly provide to GSK or its Affiliate copies of any material documents or other correspondence received from the Regulatory Authorities (including without limitation any minutes of material meetings or teleconferences) pertaining to the MAA or Regulatory Approval for Collaboration Product being Co-Promoted by the Parties in the European Union, Japan or All Other Countries, and any Development or Commercialization issues related thereto;

                         (3) HGS shall promptly provide GSK’s representatives to the JDC with copies of all proposed material correspondence between HGS and a Regulatory Authority concerning the MAA or Regulatory Approval for Collaboration Product being Co-Promoted by the Parties in the European Union, Japan and All Other Countries at least ten (10) days before the submission of such correspondence. HGS shall seriously consider all reasonable material suggestions and recommendations of GSK concerning such correspondence, to the extent feasible.
8.2 HGS Responsibilities. HGS shall fulfill and discharge all obligations under applicable Law, as well as procedures ensuring timely compliance with all Laws as are reasonable in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to Manufacture Collaboration Product in the Territory, and to Commercialize Collaboration Product in the Territory, including, without limitation, the following:
          8.2.1 The maintenance of all Regulatory Approvals necessary for the Manufacture of Collaboration Product in the Territory in accordance with cGMP, and for the use and Commercialization of Collaboration Product for all approved indications in the United States, including, without limitation, maintaining such records and filing such reports as may be required under the provisions of the U.S. Federal Food, Drug and Cosmetic Act, as well as all other Laws, including, without limitation, all advertising and promotional literature and labeling in the United States relating to Collaboration Product.
          8.2.2 Timely filing with appropriate Regulatory Authorities of all Adverse Event reports related to Collaboration Product in the United States. The procedures for sharing and reporting of Adverse Events encountered by each Party for Collaboration Product in the Territory shall be as set forth in a Safety Data Exchange Agreement, which shall be entered into by the Parties in accordance with the terms of Section 8.4 below.
          8.2.3 Creation of a master safety database which shall cross-reference any Adverse Events relating to Collaboration Product in the United States, in accordance with the

Safety Data Exchange Agreement to be entered into by the Parties pursuant to Section 8.4.2 below.
          8.2.4 Medical Inquiries. Responsibility for responding to all medical inquiries in the Territory relating to Collaboration Product, including inquiries from the medical profession and inquiries for medical information relating to the Collaboration product, including, without limitation, prescription, sampling, and safety information, in accordance with procedures set forth in the Safety Data Exchange Agreement. GSK shall promptly communicate to HGS all comments, requests and inquiries of the medical profession or any other Third Parties for information relating to Collaboration Product of which it becomes aware. All responses to the medical profession or such other Third Parties shall be handled by HGS and all such responses made shall be communicated to the GJMC, except as otherwise mutually agreed. GSK shall provide reasonable cooperation to HGS to the extent deemed necessary by HGS to fully respond to such communications.
8.3 GSK Responsibilities. GSK shall fulfill and discharge all obligations under applicable Law, as well as procedures ensuring timely compliance with all Laws as are reasonable in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to Commercialize to Commercialize Collaboration Product in the Territory, including, without limitation, the following:
          8.3.1 The maintenance of all Regulatory Approvals either by GSK or its Affiliate(s) necessary for the use and Commercialization of Collaboration Product for all approved indications in the European Union, Japan and All Other Countries, including, without limitation, maintaining such records and filing such reports as may be required under the provisions of the U.S. Federal Food, Drug and Cosmetic Act, as well as all other Laws, including, without limitation, all advertising and promotional literature and labeling in the European Union, Japan and All Other Countries relating to Collaboration Product.
          8.3.2 Timely filing with appropriate Regulatory Authorities of all Adverse Event reports related to Collaboration Product in the European Union, Japan and All Other

Countries. The procedures for sharing and reporting of Adverse Events encountered by each Party for Collaboration Product in the Territory shall be as set forth in the Safety Data Exchange Agreement to be entered into by the Parties in accordance with Section 8.4.2 below.
          8.3.3 Creation of a master safety database which shall cross-reference any Adverse Events relating to Collaboration Product in the European Union, Japan and All Other Countries, in accordance with procedures set forth in the Safety Data Exchange Agreement to be entered into by the Parties in accordance with Section 8.4 below.
8.4 Exchange of Safety Data.
          8.4.1 Clinical Studies Safety Data. During the conduct of clinical studies for the Collaboration Product, the Parties shall form a Product Safety Committee which shall manage the clinical studies safety data in ongoing clinical studies. All available blinded safety data and other safety issues will be reviewed by the Product Safety Committee every four (4) months, or more or less frequently, as determined and agreed by the members of the Product Safety Committee. The Product Safety Committee will consist of members from both GSK and HGS in accordance with HGS’ charter governing the formation and conduct of such committees. The Product Safety Committee will also have responsibility for (i) maintaining the benefit risk management plan for the Collaboration Product; and (ii) communication of safety issues with the JDC and JSC.
               (i) Resolution of Disputes. All decisions of the Product Safety Committee shall be made by unanimous vote, with each Party having one (1) vote. In the event the Parties are unable to reach agreement on a safety issue through the Product Safety Committee, for disputes concerning non-emergent safety issues, such disputes shall be elected to the Joint Development Committee and, if necessary, the Joint Steering Committee, for resolution. In the event the JDC and JSC are unable to resolve such issue, the matter will be submitted for resolution by arbitration, pursuant to Article 15. Notwithstanding the above, Section 3.1 or Article 15 below, in the event the Product Safety Committee cannot reach agreement on a particular issue, and such dispute relates to a safety issue where a rapid decision must be reached, the dispute shall be raised to the senior safety physician for each Party for immediate resolution.
          8.4.2 Safety Data Exchange Agreement. At least [***] before the submission of the first MAA in the Territory, the Parties will agree to the terms of a Safety Data Exchange Agreement to facilitate the management of safety for the product in accordance with the standards which are no less stringent than in the ICH Guidelines. The agreed terms of such Safety Data Exchange Agreement will ensure that:
               (i) The Parties will be able to comply with regulatory requirements for the reporting of safety data in accordance with standards stipulated in the ICH Guidelines, and all applicable Laws regarding the management of safety data, and
               (ii) The Parties will exchange relevant safety data within appropriate timeframes and in an appropriate format to enable them to meet both expedited and periodic regulatory reporting requirements.
     Furthermore, HGS will commit to establishment of mutually acceptable pharmacovigilance systems to the satisfaction of GSK in advance of safety data exchange commencing under this Agreement, and shall demonstrate those systems comprehensively to GSK prior to safety data exchange commencing.
8.5 Managed Care Contracts and Relationships. During the Term of the Agreement, GSK shall be responsible for all dealings related to Collaboration Product in the Territory with Managed Care Customers (as defined below), and shall manage the relationships with such customers with respect to the Collaboration Product. “Managed Care Customers” in this context shall mean health insurers, health maintenance organizations, pharmacy benefit management companies, any other organization, public or private, that pays or insures health or medical expenses on behalf of beneficiaries or recipients, retail pharmacies, hospitals, hospitals GPOs, long term care institutions or pharmacies, nursing homes, and other non-wholesaler purchase of Collaboration Product that are typically called on by GSK as potential contracted customers.

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GSK shall develop a strategic plan for approaching and dealing with Managed Care Customer accounts in order to enable GSK to carry out its obligations under this Section 8.5 in a manner which is consistent with both Parties’ objectives for the Product, which plan shall be reviewed and approved by the GJMC. [***]. To the extent possible and subject to GSK’s own requirements of confidentiality in relation to the same, GSK shall use Diligent Efforts to (i) identify Managed Care Customers, (ii) maximize geographic coverage in the Territory with such customers, (iii) enhance penetration of the managed care market and (iv) maximize Product sales to such customers, provided however, that, in no event will GSK be required to administer the Collaboration Product using systems, policies and procedures that are different from those systems, policies or procedures which GSK uses for other products in the GSK portfolio. [***].
8.6 Recalls, Market Withdrawals and Corrective Actions.
          8.6.1 United States. Prior to making a decision to implement any recall, market withdrawal or corrective action in the United States, the Parties will work together through the GJMC to determine the appropriate course of action. HGS shall have the responsibility for implementing any recall, market withdrawals or any other corrective action related to the Collaboration Product in the United States. At HGS’ request, GSK shall provide reasonable assistance to HGS in conducting such recall, market withdrawal or other corrective action in the United States, including handling recall communications, health hazard evaluations and recall classifications. The amount of any expenses incurred by either Party with respect to the conduct of any such recall, market withdrawal or other corrective action in the United States shall [***]. GSK shall notify HGS as soon as practicable of any recall information received by it with respect to the Collaboration Product in the United States to allow HGS to comply with any and all Laws imposed upon it in the United States. The Parties shall be jointly responsible for the expenses of recall, unless such recall is due to GSK’s [***] in which case GSK shall indemnify and hold HGS harmless for the cost of Collaboration Product recalled in accordance with Section 14.1. For the purposes of this Section 8.6.1, the expenses of recall shall be limited to the expenses of notification, initial shipment of the recalled Collaboration Product incurred by HGS to its customers, and destruction or return of the recalled Collaboration Product, the costs of

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Collaboration Product or any costs directly associated with the Manufacture of replacement Collaboration Product.
          8.6.2 European Union, Japan and All Other Countries. Prior to making a decision to implement any recall, market withdrawal or corrective action in the European Union, Japan or All Other Countries, the Parties will work together through the GJMC to determine the appropriate course of action. GSK shall have the responsibility for implementing any recall, market withdrawals or any other corrective action in the European Union, Japan and All Other Countries. Prior to making a decision to implement any such recall, market withdrawal or corrective action, GSK will consult with HGS as to same. At GSK’s request, HGS shall provide reasonable assistance to GSK in conducting such recall, market withdrawal or other corrective action in the European Union, Japan and All Other Countries, including handling recall communications, health hazard evaluations and recall classifications. The amount of any expenses incurred by either Party with respect to the conduct of any such recall, market withdrawal or other corrective action in the European Union, Japan and All Other Countries shall [***]. HGS shall notify GSK as soon as practicable of any recall information received by it with respect to the Collaboration Product in the European Union, Japan and All Other Countries to allow GSK to comply with any and all Laws imposed upon it in the European Union, Japan and All Other Countries. The Parties shall jointly be responsible for the expenses of recall, unless [***] in which case HGS shall indemnify and hold GSK harmless for the cost of Collaboration Product recalled in accordance with Section 14.2, including reasonable, documented out-of-pocket expenses related to implementation of a recall of any batch of Collaboration Product supplied by HGS due to breach of the warranties set forth in Sections 13.2.4 and 13.2.5 hereof. For the purposes of this Section 8.6.2, the expenses of recall shall be limited to the expenses of notification, initial shipment of the recalled Collaboration Product incurred by GSK to its customers, and destruction or return of the recalled Collaboration Product, the costs of Collaboration Product or any costs directly associated with the Manufacture of replacement Collaboration Product.
          8.6.3 Records. Each Party shall maintain complete and accurate records for such periods, but in no event for less than three (3) years for the Collaboration Product, including

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to the extent available to such Party distribution data related to sales of the Collaboration Product to end users by lot number.
          8.6.4 Mutual Cooperation. During the Term of the Agreement, the Parties shall notify each other as soon as practicable of any circumstances of which they are aware which arise whereby the integrity and reputation of the Collaboration Product or of the Parties are threatened by the unlawful activity of any Third Party in relation to the Collaboration Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of Collaboration Product by any Third Party as a means of extorting payment from the Parties or another Third Party. In any such circumstances, the Parties shall, to a reasonable extent, cooperate fully to limit any Loss to the Parties.
8.7 Reasonable Assistance. GSK shall provide reasonable assistance to HGS with respect to communications from Governmental Authorities (as requested by HGS) in the Territory. Except as otherwise set forth in Section 8.1, all communications with Governmental Authorities in the United States concerning Collaboration Product shall be the sole responsibility of HGS and all communications with Governmental Authorities in the European Union, Japan and All Other Countries concerning Collaboration Product shall be the sole responsibility of GSK. Each Party shall provide reasonable cooperation to the other Party to the extent deemed necessary to fully respond to such communications.
8.8 Clinical Studies in the Territory.
          8.8.1 Unless otherwise agreed by the Parties or required by applicable Law, HGS shall own all data and reports related to Clinical Studies for Collaboration Product in the Territory. All data, database information and safety reports from such Clinical Studies for Collaboration Product in the Territory shall be centralized and held by HGS with copies of such data, information or reports provided to GSK.
          8.8.2 Clinical Trial Registry. Both Parties shall be permitted to publish on its Clinical Studies register summaries of results of all Clinical Studies conducted by either Party with respect to the Collaboration Product after the Effective Date of this Agreement without being required to obtain the other Party’s approval. Each Party shall inform the other Party in writing prior to publishing such Clinical Studies summaries of results on its Clinical Studies register.
8.9 Product Labeling. Upon direction of the GJMC, each Party shall include the other Party’s Housemark(s) on the labeling of the Collaboration Product and on all Promotional Materials, to the extent permissible by applicable Law, provided such does not create logistical, importation, quality, regulatory, tax or similar issues. Each Party’s Housemark(s) shall be included with equal prominence to the other Party’s Housemark(s), except to the extent prohibited by Law. Each Party shall conform to the guidelines provided by the other Party with respect to the manner of use of such Party’s Housemark(s) on Product Labeling.
8.10 Regulatory Affairs and Safety Monitoring Audit Right.
          8.10.1 During the Term of the Agreement, GSK shall have the right to audit compliance with the procedures set forth in this Article 8, including compliance with the Safety Data Exchange Agreement, at the offices of HGS on reasonable notice and no more than [***]. HGS’ drug safety and quality assurance personnel will be informed about the audit process in advance. Adequate time will be given for the preparation, conduct and evaluation of the audit process essential to gain reliable results. The results of such audit may be raised by GSK for discussion at the JDC and an appropriate plan for addressing any deficiency, or deficiencies, drawn up and it is hereby contemplated that such plan may involve GSK more actively assisting HGS in the fulfillment and discharge of its regulatory and safety reporting responsibilities as the Regulatory Approval holder for Collaboration Product in the European Union beyond that GSK assistance and activity already contemplated under this Agreement and assuming from HGS certain responsibilities itself in respect of such activities, as the Parties deem appropriate.
          8.10.2 During the Term of the Agreement, HGS shall have the right to audit compliance with the procedures with the procedures set forth in this Article 8, including compliance with the Safety Data Exchange Agreement, at the offices of GSK or the appropriate

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Affiliate on reasonable notice and no more than [***]. GSK’s (or its Affiliate’s) drug safety and quality personnel will be informed about the audit process in advance. Adequate time will be given for the preparation, conduct and evaluation of the audit process essential to gain reliable results. The results of such audit may be raised by HGS for discussion in the applicable Committee and an appropriate plan for addressing any deficiency, or deficiencies, drawn up and it is hereby contemplated that such plan may involve HGS more actively assisting GSK in the fulfillment and discharge of its regulatory and safety reporting responsibilities as the Regulatory Application and Regulatory Approval holder for Collaboration Product in the United States and Regulatory Application holder of the Collaboration Product the European Union beyond that HGS assistance and activity already contemplated under this Agreement and assuming from GSK certain responsibilities itself in respect of such activities, as the Parties deem appropriate.
ARTICLE 9

SUPPLY; MANUFACTURE AND DISTRIBUTION OF COLLABORATION PRODUCT
9.1 Supply of Collaboration Product for Commercialization in the United States.
          9.1.1 Subject to the terms and conditions of this Agreement, HGS shall supply, or obtain supply, for requirements of Collaboration Product in the United States to enable the Parties to fulfill their obligations to Commercialize Collaboration Products in the United States under this Agreement.
          9.1.2 With respect to Commercial Supplies of Collaboration Product supplied by HGS to GSK in the United States, HGS shall:
               (i) Supply to GSK on a consignment basis Collaboration Product in finished form ready for sale;
               (ii) Retain title and risk of loss to the Collaboration Product until such time as GSK ships Collaboration Product to a Third Party on HGS’ behalf, and

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               (iii) Assume responsibility for all shipping, insurance and other related expenses, provided that such expenses shall be allocated among the Parties.
9.2 Supply of Collaboration Product for Commercialization in the European Union, Japan and All Other Countries.
          9.2.1 Subject to the terms and conditions of this Agreement, HGS shall supply or obtains supply, of Collaboration Product in the European Union, Japan and All Other Countries to enable the Parties to fulfill their obligations to Commercialize Collaboration Product in the European Union, Japan and All Other Countries under this Agreement.
          9.2.2 With respect to Commercial Supplies of Collaboration Product supplied by HGS to GSK in the European Union, Japan and All Other Countries:
               (i) HGS shall supply Commercial Supplies of Collaboration Product to GSK [***] and GSK shall purchase its requirements of Commercial Supplies of Collaboration Product from HGS; and
               (ii) GSK shall be responsible for shipping, insurance and other related expenses, provided such expenses shall be allocated between the Parties.
9.3 Shelf Life. All Commercial Supplies of Collaboration Product shipped to GSK shall have expiration dating of no less than [***] of the shelf life of the Collaboration Product.
9.4 Safety Stock. HGS and GSK shall agree and implement an acceptable level of safety stock of Collaboration Product to be set forth in the Supply Agreement, which level shall be based on a formula that takes into account the average demand for Collaboration Product, the lead time necessary to Manufacture Collaboration Product and certain safety factors as determined by the JMC. The JMC may review and update the safety stock levels from time to time.

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9.5 Clinical and Commercial Supplies of Collaboration Product. With respect to all Clinical Supplies and Commercial Supplies of Collaboration Product provided by HGS, HGS will use reasonable efforts to ensure compliance with the relevant specifications and all Regulatory Approvals. All Clinical Supplies and Commercial Supplies of Collaboration Product will be fit for purpose and will have been Manufactured in compliance with applicable Laws, including cGMP.
9.6 Right to Review and Inspect. HGS shall grant GSK the right to review and inspect HGS’ Manufacturing and supply operations (including those of any subcontractor being used by HGS in the Manufacture and testing of Collaboration Product) to the extent that such operations relate to or may impact the Manufacture and supply of Collaboration Product. Such rights will be granted [***], upon reasonable prior notice, or at any time for cause. HGS will notify GSK of any regulatory inspection in relation to the Manufacture and sale of Collaboration Product, and provide copies of inspection findings (e.g., Form 483) and their responses. HGS shall consult with GSK before providing any such responses to any Regulatory Authority. GSK may attend such inspections to the extent that they relate to or may affect the Manufacture and supply of Collaboration Product.
9.7 Changes to Collaboration Product. HGS will consult with GSK, through the JMC and pursuant to the procedures outlined in Section 9.10, prior to making any change which may impact the characteristics, quality or performance of Collaboration Product.
9.8 Legal and Regulatory Responsibilities of HGS and GSK. HGS will provide GSK with all such information relating to the supplies of Collaboration Product as GSK may require in order to fulfill legal or regulatory responsibilities, and to fulfill its obligations under this Agreement.
9.9 Shortage of Supply; Failure to Supply. In the event of any supply shortage of Collaboration Product resulting in a conflict in any country or countries in the Territory, the Parties shall allocate priority for supply of Collaboration Product consistent with the respective sales and/or volume of Collaboration Product in each country affected. In the event that a material issue arises while HGS is Manufacturing supplies of Collaboration Product which

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would significantly impact HGS’ ability to deliver the mutually agreed amount of Collaboration Product to the mutually agreed quality specifications, including but not limited to issues relating to capacity, safety or quality, then the JMC must meet to consider and determine what reasonable Manufacturing alternatives are available to the Parties, including but not limited to: (i) granting GSK the right to step in and manage the existing supply chain; (ii) in the event of an extended supply interruption, granting GSK or a mutually acceptable Third Party the right to Manufacture the Collaboration Product; and (iii) providing technical transfer or such other assistance as necessary to effect the grant of rights in items (i) or (ii) above; provided, however, that the right of GSK to step in and manage the existing supply chain in such event shall be subject to review and approval by the JSC; and further provided, that in the event that the JSC cannot reach consensus on this issue, the Parties shall submit the issue for resolution in accordance with Article 15.
9.10 Supply and Distribution Agreement; Quality Agreement. The manufacture and supply of Collaboration Product to be provided by HGS hereunder shall be subject to a separate supply and distribution agreement and a quality agreement to be negotiated between the Parties hereto within [***] after the Effective Date, or such later date as shall be mutually agreed upon by the Parties, but in no event later than [***] prior to the Commercialization of Collaboration Product. For the avoidance of doubt, no Commercial Supplies of Collaboration Product shall be distributed unless and until the Parties enter the supply and distribution agreement and quality agreement. Such supply and distribution agreement and quality agreement shall reflect the terms and conditions agreed to herein and shall include any and all standard and customary terms addressing all aspects of the manufacturing process for the Collaboration Product and the responsibilities of each Party with respect thereto including without limitation:
          9.10.1 the establishment of a Joint Manufacturing Committee;
          9.10.2 full visibility of costs to supply Collaboration Product, Distribution Costs and agreed yields;

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          9.10.3 the establishment of an acceptable maximum number of failed Collaboration Product batches, which maximum number shall be determined by the Joint Manufacturing Committee based on a number of factors, including, but not limited to, the following: final specifications, a number of batches in a certain time frame (not in excess of a twelve (12) month period), process capability, and which actual acceptable number shall be included in the Cost of Goods calculation;
          9.10.4 the establishment of process yields based on a statistical assessment; and
          9.10.5 continuous improvement commitments designed to drive down the Cost of Goods for the mutual benefit of both Parties.
9.11 Forecasts. A forecast for Development and Commercialization of the Collaboration Products shall be prepared and periodically updated by the JMC and coordinated with the applicable Development and Marketing Plans for Collaboration Products through the appropriate Committee for Commercialization.
ARTICLE 10

PATENTS AND TRADEMARKS
10.1 Ownership. Subject to the license grants in Article 2 herein, HGS owns or controls the HGS Existing Know-How and HGS Existing Patent Rights and all HGS Arising Patent Rights and HGS Arising Know-How as well as all Product Trademarks and GSK owns or controls the GSK Arising Patent Rights and GSK Arising Know-How. Joint Arising Know-How and Joint Arising Patent Rights shall be jointly owned by HGS and GSK.
10.2 Filing, Prosecution and Maintenance of Patents.
          10.2.1 GSK will prepare, file, prosecute and maintain, GSK Arising Patent Rights. In the event that GSK intends to abandon or decline responsibility for any or all of GSK Arising Patent Rights, GSK shall provide reasonable prior written notice to HGS of such intention to abandon or decline responsibility, and HGS shall have the right to file, prosecute and maintain such GSK Arising Patent Rights         .
          10.2.2 HGS will prepare, file, prosecute and maintain all HGS Existing Patent Rights, Joint Arising Patent Rights and HGS Arising Patent Rights. HGS shall keep GSK advised on a quarterly basis, through the JDC, on the status of pending patent applications, including without limitation, the grant of any HGS Existing Patent Rights, Joint Arising Patent Rights and HGS Arising Patent Rights. HGS shall at all times during its filing, prosecution, and maintenance of the HGS Existing Patent Rights, Joint Arising Patent Rights and HGS Arising Patent Rights, use Diligent Efforts to protect the commercial value of and maintain the HGS Existing Patent Rights, Joint Arising Patent Rights and the HGS Arising Patent Rights.
          10.2.3 The Parties hereto shall share equally all costs and expenses relating to the preparation, filing, prosecution and maintenance of the HGS Existing Patent Rights, the Joint Arising Patent Rights, the GSK Arising Patent Rights and the HGS Arising Patent Rights relating to Collaboration Product.
10.3 Filing and Maintenance of Product Trademarks. Unless otherwise agreed by the Parties through the GJMC, GSK will prepare, file, register and maintain all Product Trademarks which are approved by the GJMC. GSK shall keep HGS advised on a quarterly basis, through the GJMC, on the status of pending Product Trademarks. GSK shall at all times during its filing, registration and maintenance of the Product Trademarks use Diligent Efforts to protect the commercial value and maintain the Product Trademarks.
10.4 Enforcement of Patents.
          10.4.1 In the event that either GSK or HGS becomes aware of any infringement of any issued patent with the Collaboration Technology which infringement involves the Collaboration Product, it will notify the other Party in writing to that effect within thirty (30) days. Any such notice shall include evidence to support an allegation of infringement by such Third Party.

          10.4.2 HGS shall have the first right (but not the obligation), using counsel approved by both Parties, to bring suit to abate any infringement or misappropriation of the HGS Existing Patent Rights, Joint Arising Patent Rights and HGS Arising Patent Rights. HGS and GSK shall work together to determine strategies with regard to any such suit and HGS shall provide to GSK copies of all draft filings and take into account GSK’s comments on such filings. Both Parties will share the costs and expenses of any suit initiated by HGS pursuant to this Section 10.4.2 [***]. Any recovery or damages derived from such an action or suit shall be deemed Net Profits and will be shared by the Parties in accordance with Section 6.2.
          10.4.3 If HGS does not initiate a suit to abate any infringement or misappropriation in accordance with Section 10.4.2 within [***] after receiving notice thereof, GSK shall have the right, but not the obligation, using counsel of its choice, to bring suit to abate any infringement or misappropriation of the HGS Existing Patent Rights, the Joint Arising Patent Rights or the HGS Arising Patent Rights. The Parties will share the costs and expenses of any suit initiated by GSK pursuant to this Section 10.4.3 [***]. Any recovery or damages derived from such an action or suit shall be deemed Net Profits and shall be shared by the Parties in accordance with Section 6.2.
          10.4.4 GSK shall have the right (but not the obligation) to bring suit to abate any infringement or misappropriation of the GSK Arising Patent Rights. HGS will reasonably cooperate with GSK in preparing and presenting any such action or suit. Both parties will share the costs and expenses of any suit brought by GSK pursuant to this Section 10.4.4 [***]. Any recovery or damages derived from such an action or suit shall be deemed Net Profits and will be shared by the Parties in accordance with Section 6.2.
          10.4.5 If GSK does not initiate a suit to abate any infringement in accordance with Section 10.4.4 above within [***] after receiving notice thereof, HGS shall have the right, but not the obligation, using counsel of its choice, to bring suit to abate any infringement or misappropriation of the GSK Arising Patent Rights. GSK will reasonably cooperate with HGS in preparing and presenting any such suit or action. The Parties will share the costs and expenses

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of any suit initiated by HGS pursuant to this Section 10.4.5 [***]. Any recovery or damages derived from such an action or suit shall be deemed Net Profits and will be shared by the Parties in accordance with Section 6.2.
          10.4.6 Neither Party may enter into any settlement without the prior consent of the other Party, which shall not be unreasonably withheld, and may not make any statement, which admits that any of the Collaboration Technology licensed hereunder is invalid or unenforceable.
10.5 Enforcement of Product Trademarks.
          10.5.1 In the event that either GSK or HGS becomes aware of any infringement of any issued Product Trademark, it will notify the other Party in writing to that effect within thirty (30) days. Any such notice shall include evidence to support an allegation of infringement of such Product Trademark.
          10.5.2 GSK shall have the obligation, using counsel of its choice, to bring suit to abate any infringement or misappropriation of the Product Trademark. HGS will reasonably cooperate with GSK in preparing and presenting any such suit or action. Both Parties will share the costs and expenses of any suit or initiated by GSK pursuant to this Section 10.5.2 [***]. Any recovery of damages derived from such an action or suit shall be deemed Net Profits and will be shared by the Parties in accordance with Section 6.2.
10.6 Defense of Patents. In the event of the institution of any suit, opposition, revocation, nullity or interference proceeding by a Third Party against HGS or GSK related to the Patent Rights or Product Trademarks, the Party being sued shall promptly notify the other Party in writing within fifteen (15) business days. The Parties shall work together and cooperate with each other to determine strategies for defending , settling, and/or responding to, such suit, and the Parties shall choose counsel acceptable to both Parties. Neither Party may enter into any settlement without the prior consent of the other Party. Such consent shall not be unreasonably

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withheld. The Party being sued may seek partial indemnification from the other Party pursuant to Section 14.3.
ARTICLE 11

CONFIDENTIALITY
11.1 During the Term of this Agreement and for a period of [***] following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, and shall not disclose, use or grant the use of the Confidential Information of the other Party except on a need-to-know basis to such Party’s Affiliates, directors, officers and employees, and such Party’s professional consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. Upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party all tangible items regarding the Confidential Information of the other Party and all copies thereof; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
11.2 No public announcement or scientific publication relating to this Agreement and/or the Development, Manufacture or Commercialization of Collaboration Products, shall be made, either directly or indirectly, by any Party to this Agreement without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The Party desiring to make any such public announcement shall inform the other Party of the proposed announcement or disclosure at least ten (10) business days prior to public release, and shall provide the other Party with a written

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copy thereof, in order to allow such other Party to comment upon such announcement or disclosure, subject to the provisions of the previous sentence.
11.3 Notwithstanding the foregoing, the confidentiality obligations of Section 11.1 shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving party; (b) can be demonstrated by documentation or other competent proof to have been in the receiving party’s possession prior to disclosure by the disclosing party; (c) is subsequently received by the receiving party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; (d) is generally made available to Third Parties by disclosing party without restriction on disclosure; or (e) is independently developed by or for the receiving party without reference to the disclosing party’s Confidential Information.
11.4 The confidentiality obligations under this Article 11 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including, but not limited to, disclosures required under rules promulgated by the United States Securities and Exchange Commission; provided, however, that to the extent practicable, such Party (a) shall provide advance written notice thereof to the other Party and consult with the other Party prior to such disclosure with respect thereto, and (b) shall provide the other Party with reasonable assistance, as requested by the other Party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.
11.5 Neither Party shall mention or otherwise use the name, Housemark, Trademark or trade name of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other party in each instance. The restrictions imposed by this Section 11.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable law or from making any disclosure where the information being disclosed has already been made publicly available.

ARTICLE 12

TERM AND TERMINATION
12.1 Term. This Agreement will begin as of the Effective Date and will remain in effect until the expiration of the Tail Period (“Term”), unless earlier terminated in accordance with this Article 12.
12.2 GSK Right to Terminate. GSK may terminate this Agreement and all of GSK’s obligations with respect to Collaboration Product under this Agreement(s) in the event that GSK determines, in good-faith, and upon the basis of competent scientific or medical evidence, safety data, or data regarding commercial potential, that the Collaboration Product does not merit incurring further Development Expenses or Marketing Expenses, applying standards that GSK would normally apply to any of its own pipeline products having similar scientific characteristics, degree of technical complexity and hurdles, therapeutic value and projected market potential. In such case, GSK may terminate this Agreement upon [***] prior written notice. Furthermore, GSK may also terminate this Agreement and all of its obligations with respect to such Collaboration Product if Collaboration Product is not approved by FDA or EMEA for the Lead Indication upon [***] prior written notice. In either case, GSK shall be responsible for its share of the financial costs and expenses actually incurred and other noncancelable obligations during the relevant termination period, including costs and expenses as may be required for the completion of any ongoing Clinical Study in humans (in the event that no significant safety issue is presented by continuing such ongoing study), provided such costs and expenses are actually incurred during the termination period. For the avoidance of doubt, costs that are not pre-agreed, prior to the date of termination, by the Parties will be excluded. Notwithstanding the foregoing, GSK will not be responsible for ongoing costs incurred during the termination period if HGS executes an agreement with a new collaborator for the Collaboration Product during the termination period. HGS agrees to use Diligent Efforts to speed the transition of the project as quickly as possible.
12.3 Termination Upon Material Breach.

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          12.3.1 If either Party commits a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by giving written notice of termination to the breaching Party in sufficient detail to ascertain and respond to the alleged breach. Termination shall take effect [***] after receipt of such notice unless the breach is corrected within the same time period, except as otherwise provided in Section 12.4.
          12.3.2 Notwithstanding the foregoing, if either Party fails to use Diligent Efforts with respect to its obligations hereunder and such failure amounts to a material breach of the Agreement, then the non-breaching Party shall have the right to give the breaching Party written notice thereof stating in reasonable detail the particular diligence failure(s). In such event, the breaching Party shall initiate a program to address the failure of diligence within [***] from the breaching Party’s receipt of such notice, and the period for the breaching Party to cure the lack of diligence shall not be longer than [***] from the breaching Party’s receipt of such notice, unless extended by the mutual written agreement of the Parties.
12.4 Effects of Termination.
          12.4.1 If HGS terminates in accordance with Section 12.3, then (i) all rights and licenses granted by HGS to GSK hereunder shall immediately terminate, and GSK shall have no right to any continued use of HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Patent Rights or HGS Arising Know-How, (ii) all rights and licenses granted by GSK to HGS hereunder shall immediately terminate and HGS shall have no right to any continued use of the GSK Arising Patent Rights and GSK Arising Know-How, and (iii) HGS shall not incur any additional costs, expenses or liabilities of any kind to GSK under this Agreement except for those costs, expenses or liabilities which have matured and accrued as of the effective date of termination.
          12.4.2 If GSK terminates this Agreement in accordance with Section 12.2, then all rights and licenses granted by HGS to GSK hereunder shall immediately terminate, and GSK shall have no right to any continued use of the HGS Existing Patent Rights, HGS Existing

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Know-How, HGS Arising Patent Rights or HGS Arising Know-How. Furthermore, HGS shall have no obligation to make any Active or Tail Period payments to GSK as provided above, unless such Active or Tail Payments are accrued and due prior to or during the termination period.
          12.4.3 If GSK terminates this Agreement in accordance with Section 12.3, then, (i) all rights and licenses granted by HGS to GSK hereunder shall immediately terminate, and GSK shall have no right to any continued use of the HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Patent Rights or HGS Arising Know-How, (ii) all rights and licenses granted by GSK to HGS hereunder shall immediately terminate and HGS shall have no right to any continued use of the GSK Arising Patent Rights and GSK Arising Know-How, and (iii) GSK shall not incur any additional costs, expenses or liabilities of any kind to HGS under this Agreement except for those costs, expenses or liabilities which have matured and accrued as of the effective date of termination. Furthermore, HGS shall have no obligation to make any Active or Tail Period payments to GSK as provided above, unless such Active or Tail Payments are accrued and due prior to or during the termination period.
12.5 Termination Upon Insolvency.
          12.5.1 Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
          12.5.2 All rights and licenses granted under or pursuant to this Agreement by GSK or HGS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the

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U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
12.6 The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of or failure to take action with respect to any previous default. Any such termination shall be without prejudice to any further rights and remedies vested in the Parties. The license rights granted herein shall survive the bankruptcy or reorganization of either Party.
12.7 Survival. Expiration or termination of this Agreement for any reason, except as otherwise stated under this Agreement, shall be without prejudice to:
          12.7.1 Articles 1 (for interpretation purposes only), 6, 11, 12, 14, 15, and 16; and Section 10.1 which shall survive termination or expiration of this Agreement in accordance with their respective terms for the stated duration or indefinitely if no duration is stated; and
          12.7.2 either Party’s obligation to make any payments due pursuant to this Agreement which accrue prior to termination, and at the time of termination, all such payments due shall be made in full.

ARTICLE 13

REPRESENTATIONS & WARRANTIES, COVENANTS
13.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other that:
          13.1.1 it is a corporation duly organized and validly existing under the law of the state of its incorporation;
          13.1.2 it has the full legal right and authority to enter into and perform all of the duties and obligations contemplated under this Agreement attributed to such Party, and to convey the rights and licenses granted to the other Party herein;
          13.1.3 the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action, subject only to approval of its board of directors; and
          13.1.4 it has not entered into as of the Effective Date, and shall not at any time thereafter enter into any agreement, understanding, or other obligation or commitment which would prevent or conflict or otherwise encumber or interfere with the performance of its obligations or contemplated activities hereunder or the grant or exercise of any of the rights or licenses expressly granted to the other Party hereunder.
13.2 HGS Representations and Warranties. HGS hereby represents and warrants to GSK that:
          13.2.1 it is the owner of or controls all right, title and interest in and to the HGS Existing Patent Rights as defined herein and listed in Appendix A (as updated from time to time) and the HGS Existing Know-How for any use of Collaboration Product;
          13.2.2 it has provided GSK with true and complete copies of all contracts, agreements, understandings, arrangements and commitments with any Third Party pertaining to any part of the HGS Existing Patent Rights and HGS Existing Know-How and the use, transfer, access to, disclosure of, or grant of any right, title, interest or license in or to the same, solely as it relates to Collaboration Product; and

          13.2.3 it has and will maintain insurance for products liability and general liability in accordance with standard and prudent practices in the pharmaceutical industry for products such as the Collaboration Products in amounts not less than [***] per incident and [***] annual aggregate, provided that such amounts shall increase to [***] when the Collaboration Product enters Phase III Clinical Studies and [***] at the time of First Commercial Sale of the Collaboration Product. Such insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for HGS’s indemnification under Section 14.2 of this Agreement.
          13.2.4 it has not used, in any capacity associated with or related to the Manufacture of Collaboration Product, the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. sec. 335 (a) or (b) or any comparable Law. Furthermore, neither HGS nor any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. sec. 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other Law cited as a ground for debarment, denial or approval or suspension.
          13.2.5 the manufacture, generation, processing, distribution, transport, treatment, storage, disposal and other handling of Collaboration Product by HGS shall (i) be in accordance with and conform to the specifications agreed upon by the Parties, cGMPs, Laws and the Quality Agreement; (ii) be in accordance with and conform to the applicable standards specified by the United States Pharmacopeia and Pharmacopeial Forum and the European Pharmacopeia and Pharmacopeial Forum, and (iii) otherwise conform to any provisions of the applicable Laws not reflected in cGMPs and the Quality Agreement. The Collaboration Product will strictly comply with the specifications agreed upon by the Parties, shall be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of applicable Laws or the United States Federal Food, Drug and Cosmetic Act.
          13.2.6 as of the Effective Date, and except as set forth in Appendix E, it is not aware of any action, suit, inquiry, investigation or other proceeding threatened, pending or ongoing, brought by HGS or any Third Party that challenges or threatens the validity or

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enforceability of any of the HGS Existing Patent Rights or any other intellectual property licensed to GSK hereunder or that alleges that the use of any such intellectual property for Development and Commercialization of Collaboration Products as contemplated hereunder would infringe or misappropriate the intellectual property rights of any Third Party. In the event that HGS becomes aware of any such action or proceeding, it shall notify GSK in writing within fifteen (15) days.
          13.2.7 HGS is not in material breach or default of any provision or obligation under any of the Third Party license agreements.
          13.2.8 HGS is not aware of any valid patent, know-how or other intellectual property right owned or Controlled by HGS as of the Effective Date which is not licensed to GSK under Article 2, which HGS has reason to believe as of the Effective Date would be necessary or important for the Parties to Develop and/or Commercialize the Collaboration Product as contemplated hereunder.
          13.2.9 HGS has filed and prosecuted HGS Existing Patent Rights in good faith and complied with all duties of disclosure as required by the United States Patent and Trademark Office.
13.3 HGS Covenants. HGS hereby covenants that at no time during the Term of this Agreement shall HGS assign, transfer, encumber or grant rights in or with respect to any rights licensed to GSK hereunder or any portion or all of the HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Patent Rights, HGS Arising Know-How or HGS’ interest in the Joint Arising Patent Rights or Joint Arising Know-How that are inconsistent with the license grants and other rights reserved to GSK under this Agreement, provided, however, this covenant shall not affect the absolute right of HGS to transfer title to such HGS Existing Patent Rights, HGS Existing Know-How, HGS Arising Know-How, HGS Arising Patent Rights or its interest in Joint Arising Know-How and Joint Arising Patent Rights as well as its exclusively licensed rights to any successor to all or substantially all of that portion of HGS’ business relating to belimumab.

13.4 GSK Representations and Warranties. GSK hereby represents and warrants to HGS that it is self-insured for products liability and general liability, and that it has and will maintain those coverages and other self-insured liability coverages in accordance with standard and prudent practices in the pharmaceutical industry for products such as the Collaboration Products in amounts not less than [***] per incident and [***] annual aggregate, provided that such amounts shall increase to [***] when the Collaboration Product enters Phase III Clinical Studies and [***] at the time of First Commercial Sale of the Collaboration Product. Such insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for GSK’s indemnification under Section 14.1 of this Agreement.
13.5 GSK Covenants. GSK covenants that at no time during the term of this Agreement shall GSK assign, transfer, encumber or grant rights in or with respect to any rights licensed to GSK hereunder or any portion or all of the GSK Arising Patent Rights, GSK Arising Know-How and GSK’s interest in the Joint Arising Patent Rights and Joint Arising Know-How that are inconsistent with the grants and other rights reserved to HGS under this Agreement; provided, however, this covenant shall not affect the absolute right of GSK to transfer title to such GSK Arising Patent Rights and GSK Arising Know-How or its interest in the Joint Arising Know-How and Joint Arising Patent Rights as well as its exclusive licensed rights under this Agreement to any successor to all or substantially all of that portion of GSK’s business relating to belimumab.
13.6 EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 13, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT RIGHTS INCLUDED WITHIN COLLABORATION TECHNOLOGY ARE VALID OR ENFORCEABLE OR THAT EITHER PARTY’S EXERCISE OF COLLABORATION TECHNOLOGY DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES.
13.7 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES

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OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.
ARTICLE 14

INDEMNIFICATION
14.1 Indemnification by GSK. GSK shall defend, indemnify and hold harmless HGS, its Affiliates, and each of its or their respective directors, officers, shareholders, agents and employees (collectively, the “HGS Indemnitees”), from and against any and all liability, loss, damages, costs and expenses, including reasonable attorneys’ fees and expenses (“Costs”) resulting from any lawsuit or other legal proceeding brought by a Third Party asserting any legal claim, demand, or judgment (“Claims”) (i) arising out of the negligence or misconduct in the handling, storage, testing, transportation, advertising, promotion, distribution, sale, use, treatment or disposal of the Collaboration Product by, on behalf of or through GSK or any Third Party granted rights by GSK hereunder; (ii) the violation of any applicable federal, state or local law or regulation by any GSK Indemnitee, or (iii) a breach by GSK of any of its representations, warranties or covenants hereunder, or (iv) failure by GSK to comply with the terms of any safety data exchange agreement to be entered into by the Parties pursuant to Section 8.4.2; provided, however, the indemnity provided hereunder shall not under any circumstances extend to any Cost or Claim asserted against an HGS Indemnitee to the extent such Cost or Claim is attributable to the gross negligence, willful misconduct or material breach of this Agreement of or by any such HGS Indemnitee or to the extent subject to indemnity by HGS pursuant to Section 14.2 below. GSK shall have the exclusive right to control the defense of any action which is to be indemnified by GSK hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS Indemnitees and to settle such action; provided that, without the written consent of HGS (which shall not be unreasonably withheld or delayed), GSK shall not agree to settle any claim against an HGS Indemnitee to the extent such claim has a material adverse effect on HGS or such settlement consists of obligations other than the payment of money.

14.2 Indemnification by HGS. HGS shall defend, indemnify and hold harmless GSK, its Affiliates and each of its or their respective directors, officers, shareholders, agents and employees (“GSK Indemnitees”), from and against any and all Costs, resulting from any Claims (i) arising out of the negligence or misconduct in the handling, storage, design, manufacture, testing, transportation, advertising, promotion, distribution, sale, use, treatment or disposal of the Collaboration Product by, on behalf of or through HGS or any Third Party granted rights by HGS; (ii) the violation of any applicable federal, state or local law or regulation by any HGS Indemnitee, (iii) a breach by HGS of any of its representations, warranties or covenants hereunder, or (iv) failure by HGS to comply with the terms of any safety data exchange agreement entered into by the Parties pursuant to Section 8.4.2; provided, however, that the indemnity provided hereunder shall not under any circumstances extend to any Cost or Claim asserted against a GSK Indemnitee to the extent such Cost or Claim is attributable to the gross negligence, willful misconduct or material breach of this Agreement of or by any such GSK Indemnitee or to the extent subject to indemnity by GSK under Section 14.1. HGS shall have the exclusive right to control the defense of any action which is to be indemnified by HGS hereunder, including the right to select counsel reasonably acceptable to GSK to defend GSK Indemnitees and to settle such action; provided that, without the written consent of GSK (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim against a GSK Indemnitee to the extent such claim has a material adverse effect on GSK or such settlement consists of obligations other than the payment of money.
14.3 Each Party shall be responsible for a percentage of all Costs resulting from any Claims which are not covered under Sections 14.1 or 14.2 above and which (i) arise out of the joint Development (as described in Section 4.2, except for independent Development by one Party as outlined in Section 4.3) or joint Commercialization (as described in Article 5, except as set forth in Section 5.3.1(ii)) of a Collaboration Product by the Parties pursuant to this Agreement or (ii) are brought against either Party or its indemnities alleging infringement or misappropriation of the intellectual property rights of any Third Party to the extent based upon or attributable to the Collaboration Technology (subject to Section 14.3.1 below), or (iii) arise out of a claim of inequitable conduct brought before the United States Patent and Trademark Office and any resulting antitrust claims arising therefrom. [***].

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          14.3.1 If a Claim is brought against either Party alleging infringement or misappropriation of the intellectual property rights of a Third Party to the extent based upon or attributable to a patent forming part of the Collaboration Technology which claims a method of use of the Collaboration Product for a specific indication, then the [***].
14.4 A Party will promptly notify the indemnifying Party of receipt of notice of any such Claim and shall cooperate fully with the indemnifying Party in the defense of all such Claims. Failure of an indemnified Party to provide notice of a Claim to the indemnifying Party shall affect indemnified Party’s right to indemnification only to the extent that such failure has a material adverse effect on the indemnifying Party’s ability to defend or the nature or the amount of the liability. GSK shall have the right to assume the defense of any Claim related to the liability set forth in Section 14.1 above if it has assumed responsibility for the suit or claim in writing and HGS shall have the right to assume the defense of any Claim related to the liability set forth in Section 14.2 above if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such Claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of such indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights the indemnified Party may have at law or in equity. If the indemnifying Party defends the Claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.
ARTICLE 15

DISPUTE RESOLUTION
15.1 All disputes between the Parties arising under this Agreement shall be in the first instance referred to the JSC for resolution. The JSC will have [***] after submission of a dispute to work together in good faith to reach a reasonable resolution of such dispute. If, after [***] and good faith efforts, the JSC or its Senior Officers fail to reach consensus on the resolution of such dispute as set forth in Section 3.1, then (i) disputes relating to Development of a Collaboration

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Product shall be elevated to GSK’s [***] for resolution; (ii) disputes relating to Manufacturing of Collaboration Product shall be elevated to [***] for resolution, and (iii) disputes relating to the Commercialization of a Collaboration Product shall be elevated to [***] for resolution.
15.2 Arbitration.
          15.2.1 If the dispute is not fully resolved pursuant to Section 15.1 to the mutual satisfaction of the Parties, the dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect, except as otherwise provided for herein. The arbitration will be conducted in Washington, D.C. Within [***] after initiation of the arbitration proceeding by a Party and notice to the other Party, the Parties shall select, by mutual agreement, one arbitrator, with an expertise in the subject matter of this Agreement. Should no arbitrator be chosen within such period, then each Party shall select an arbitrator within [***] after the end of such period and the two arbitrators will select a mutually agreeable third arbitrator within [***].
          15.2.2 The Parties agree that the arbitrator(s) shall use [***] for resolving the dispute, as set forth in the AAA guidelines. The arbitrator shall set the date, time, and place of the hearing, to be scheduled to take place within [***] of confirmation of the arbitrator’s appointment. In advance of the hearing, each Party shall submit to the arbitrator(s), and exchange with each other, [***]. After the hearing the arbitrator(s) shall be limited to awarding [***].
          15.2.3 Within [***] after the hearing, the arbitrator(s) shall decide the matter by [***].
          15.2.4 Unless otherwise agreed to by the Parties, the arbitrator(s)shall make such decisions based on the following factors in descending order of importance: (a) consistency with the provisions of this Agreement; (b) consistency with the intent of the Parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements.

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          15.2.5 The decision of the arbitrator(s) will be binding upon the Parties without the right of appeal, and judgment upon the decision may be entered in any court having jurisdiction thereof. The Parties shall be responsible for their own legal fees and expenses incurred in the arbitration. The arbitrator(s)’ fees travel and other expenses, as well as AAA administrative fees, shall be borne equally by the Parties.
ARTICLE 16

MISCELLANEOUS
16.1 This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
16.2 Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing prior to such force majeure event shall not be delayed by the payor because such a force majeure event affecting the payor; provided, further, that in the event the suspension of performance continues for [***] after the date of the occurrence, and such failure to perform

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would constitute a material breach of this Agreement in the absence of such force majeure, the non-breaching Party may terminate this Agreement pursuant to Section 12.3 by written notice to the other Party.
16.3 Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes upon the date of receipt if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or upon the date of a confirmed facsimile transfer. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.
For HGS:
Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, MD 20850
Attn: Chief Commercial Officer
With a Copy to: General Counsel
For GSK:
Alliance Management
WW Business Development
GlaxoSmithKline
Medicines Research Centre
Gunnels Wood Road
Stevenage SG1 2NY
UK
Fax: +44 1438 763276
Attention: Alliance Manager
With a copy to:
GlaxoSmithKline

2301 Renaissance Boulevard
Mail Code: RN0220
King of Prussia, PA 19406
Fax: 610-787-7084
Attention: General Counsel
16.4 Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.
16.5 Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the pharmaceutical business of the assigning Party relating to the subject matter of this Agreement, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the non-assigning or non-transferring Party, expressly assume performance of such rights and/or obligations. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the successors, heirs, administrators and permitted assignees of the respective Parties. Any assignment or attempted assignment by either Party in violation of the tenets of this Section 16.5 shall be null and void and of no legal effect.
16.6 Each of HGS and GSK acknowledges that obligations under this Agreement may be performed by Affiliates of HGS and GSK. Each of HGS and GSK guarantee performance of this Agreement by its Affiliates.
16.7 This Agreement may be executed in two or more counterparts’, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.8 Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
16.9 If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.10 This Agreement shall be governed by and construed in accordance with the laws of Delaware, as if executed and fully performed within Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Delaware state courts and the Federal courts located in Delaware, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.
16.11 Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Co-Development and Commercialization Agreement as of the Effective Date.

HUMAN GENOME SCIENCES, INC.		GLAXO GROUP LIMITED

By:		By:

H. Thomas Watkins
Chief Executive Officer

(Printed Name)

(Title)

Appendix A

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Appendix B

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Appendix C

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Appendix D

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Appendix E

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